Exhibit 10.1

Published CUSIP Number:

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

among

PAN PACIFIC RETAIL PROPERTIES, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF PAN PACIFIC RETAIL PROPERTIES, INC.,

as Guarantors

THE LENDERS IDENTIFIED HEREIN

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

US BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent,

and

AMSOUTH BANK,

PNC BANK, NATIONAL ASSOCIATION,

and

EUROHYPO AG, NEW YORK BRANCH,

as Co-Agents

September 3, 2004

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

4.8	Rights of Contribution	55

SECTION 5 CONDITIONS PRECEDENT		55
5.1	Closing Conditions	55
5.2	Conditions to All Extensions of Credit	59

SECTION 6 REPRESENTATIONS AND WARRANTIES		60
6.1	Organization and Good Standing	60
6.2	Due Authorization	60
6.3	Enforceable Obligations	60
6.4	No Conflicts	61
6.5	Consents	61
6.6	Financial Condition	61
6.7	No Material Change	61
6.8	Disclosure	62
6.9	No Default	62
6.10	Litigation	62
6.11	Taxes	62
6.12	Compliance with Law	62
6.13	Licenses, etc.	63
6.14	Ownership of Properties; Liens	63
6.15	Insurance	63
6.16	Use of Proceeds	63
6.17	Government Regulation	63
6.18	No Burdensome Restrictions	64
6.19	Compliance with ERISA	64
6.20	Environmental Matters	66
6.21	Organization Structure/Subsidiaries	67
6.22	Solvency	67

SECTION 7 AFFIRMATIVE COVENANTS		68
7.1	Information Covenants	68
7.2	Financial Covenants	71
7.3	Preservation of Existence	72
7.4	Maintenance of Assets	72
7.5	Insurance	72
7.6	Performance of Obligations	72
7.7	Compliance with Law	72
7.8	Payment of Taxes and Other Indebtedness	73
7.9	Books and Records	73
7.10	Audits/Inspections	73
7.11	Use of Proceeds	73
7.12	Additional Credit Parties	74

SECTION 8 NEGATIVE COVENANTS		74
8.1	Indebtedness	74
8.2	Liens	75

8.3	Nature of Business	75
8.4	Consolidation and Merger	75
8.5	Sale or Lease of Assets	76
8.6	Investments	76
8.7	Restricted Payments	76
8.8	Transactions with Affiliates	77
8.9	Fiscal Year; Organizational Documents	77
8.10	No Limitations	77
8.11	Other Negative Pledges	77

SECTION 9 EVENTS OF DEFAULT		78
9.1	Events of Default	78
9.2	Acceleration; Remedies	81
9.3	Allocation of Payments After Event of Default	82

SECTION 10 AGENCY PROVISIONS		83
10.1	Appointment	83
10.2	Delegation of Duties	84
10.3	Exculpatory Provisions	84
10.4	Reliance on Communications	84
10.5	Notice of Default	85
10.6	Non-Reliance on Administrative Agent and Other Lenders	85
10.7	Indemnification	86
10.8	Administrative Agent in Its Individual Capacity	86
10.9	Successor Agent	87
10.10	Administrative Agent May File Proofs of Claim	88

SECTION 11 MISCELLANEOUS		89
11.1	Notices	89
11.2	Right of Set-Off, Automatic Debits	89
11.3	Benefit of Agreement	90
11.4	No Waiver; Remedies Cumulative	94
11.5	Payment of Expenses; Indemnification	94
11.6	Amendments, Waivers and Consents	95
11.7	Counterparts/Telecopy	96
11.8	Headings	96
11.9	Defaulting Lender	96
11.10	Survival of Indemnification and Representations and Warranties	96
11.11	Governing Law	96
11.12	Waiver of Jury Trial; Waiver of Consequential Damages	97
11.13	Severability	97
11.14	Entirety	97
11.15	Binding Effect	97
11.16	Confidentiality	98
11.17	Further Assurances	99
11.18	Release of Guarantors	99
11.19	USA PATRIOT Act Notice	99

SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 2.2(c)	Existing Letters of Credit
Schedule 6.21	Organization Structure/Subsidiaries
Schedule 8.1(e)	Senior Notes
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Notice of Continuation/Conversion
Exhibit 2.1(g)	Form of Revolving Loan Note
Exhibit 2.3(b)	Form of Notice of Swing Line Loan
Exhibit 2.3(d)	Form of Swing Line Loan Note
Exhibit 2.4(b)	Form of Competitive Bid Request
Exhibit 2.4(h)	Form of Competitive Bid Loan Note
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3	Form of Assignment and Assumption Agreement

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of September 3, 2004 among PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (the “Borrower”), certain Subsidiaries of the Borrower as Guarantors, the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, and US BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents, WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent, AMSOUTH BANK, PNC BANK, NATIONAL ASSOCIATION, and EUROHYPO AG, NEW YORK BRANCH, as Co-Agents.

RECITALS

WHEREAS, the Borrower entered into that certain Amended and Restated Revolving Credit Agreement dated as of March 31, 2003, (as amended or modified from time to time, the “Existing Credit Agreement”);

WHEREAS, the Borrower and the Lenders have agreed to amend and restate the terms of the Existing Credit Agreement as more fully set forth herein; and

WHEREAS, the Guarantors will benefit, directly or indirectly, from such amended and restated revolving credit facility and, therefore, are willing to provide credit support for the obligations incurred thereunder.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one percent.

“Absolute Rate Bid Loan” means a Competitive Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Actual Debt Service” means for any period, without duplication, the sum of (a) Consolidated Interest Expense, plus (b) subject to Section 1.4, the aggregate amount of all principal and other payments due during such period with respect to Consolidated Indebtedness (excluding, however, any principal “balloon payments” paid or payable by any member of the Consolidated Group during such period) plus (c) cash dividends paid on any preferred stock of the Borrower.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Current Value” means, for any Property, as of any date, the quotient of (a) Net Operating Income for such Property for the immediately preceding four calendar quarters divided by (b) the Applicable Cap Rate; provided, however, that (i) if a Property has been owned by a Combined Party for less than one full calendar quarter or is a Development Property, then the Adjusted Current Value for such Property shall equal the purchase price paid by the applicable Combined Party (or by any predecessor thereto) upon acquiring such Property, net of all brokerage commissions, finder’s fees and other closing costs or expenses incurred by such Combined Party in connection with the acquisition of such Property and (ii) if a Property has been owned by a Combined Party for less than four full calendar quarters but more than one full calendar quarter, then the Adjusted Current Value for such Property shall equal (A) Net Operating Income for such Property for the most recently ended calendar quarter multiplied by four (subject to the definition of Net Operating Income) divided by (B) the Applicable Cap Rate.

“Adjusted LIBOR Rate” means the LIBOR Rate plus the Applicable Percentage.

“Administrative Agent” means Bank of America, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to Section 10.9.

“Administrative Fees” has the meaning set forth in Section 3.4(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation, partnership, limited liability company or real estate investment trust if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock of such corporation or to vote 10% or more of the ownership interests of such partnership, limited liability company, or real estate investment trust or (ii) to direct or cause direction of the management and policies of such corporation, partnership, limited liability company or real estate investment trust, whether through the ownership of Voting Stock, as managing or general partner, by contract or otherwise.

“Agency Services Address” means Bank of America, N.A./Agency Management, 1455 Market Street, CA5-701-05-19, San Francisco, California 94103,

Attention: Kathleen Carry, or such other address as may be identified by written notice from the Administrative Agent to the Borrower and the Lenders.

“Agent-Related Person” means the Administrative Agent, together with its Affiliates, including the Arranger, and their respective officers, directors, employees, agents, counsel and attorneys-in-fact.

“Aggregate Adjusted Current Value” means, as of any date of determination and subject to Section 1.4, the sum of the Adjusted Current Values as of such date for all Properties owned by the Combined Parties.

“Applicable Cap Rate” means 8.75% for all Properties; provided, however, that the Required Lenders shall have the right, at the end of any calendar year, to review and adjust, in their reasonable discretion, the Applicable Cap Rate, which change shall become effective immediately upon written notice by the Administrative Agent to the Borrower.

“Applicable Percentage” means the appropriate applicable percentages corresponding to the Debt Ratings in effect as of the most recent Calculation Date as shown below:

Pricing Level	Debt Ratings	Applicable Percentages for LIBOR Loans and Letter of Credit Fees	Applicable Percentages for Base Rate Loans	Applicable Percentages for Facility Fees

I	≥ A- from S&P/ ≥ A3 from Moody’s or their equivalent	.55%	0%	.15%

II	< A- but ≥ BBB+ from S&P/ <A3 but >Baa1 from Moody’s or their equivalent	.60%	0%	.15%

III	< BBB+ but ≥ BBB from S&P/ <Baa1 but >Baa2 from Moody’s or their equivalent	.65%	0%	.20%

IV	< BBB but ≥ BBB- from S&P/ <Baa2 but >Baa3 from Moody’s or their equivalent	.80%	0%	.20%

V	<BBB- from S&P/ <Baa3 from Moody’s or their equivalent or unrated by both S&P and Moody’s	1.125%	.125%	.25%

If at any time the Borrower fails to maintain at least two Debt Ratings, one of which must be either S&P or Moody’s, then, during such time, the appropriate applicable percentages shall correspond to Pricing Level V above.

If at any time there is a split in the Debt Ratings, the Applicable Percentages shall be determined by (a) if there are only two Debt Ratings, the lower of the two Debt Ratings (i.e. the higher pricing) or (b) if there are more than two Debt Ratings, the lower of the two highest Debt Ratings (i.e. the higher pricing of the Borrower’s two most favorable Debt Ratings); provided, however, that in the event the two applicable Debt Ratings are split by more than one rating level, then the appropriate Applicable Percentages shall correspond to one pricing level higher than the lower of the two applicable Debt Ratings.

The appropriate Applicable Percentages shall, in each case, be determined and adjusted on the date (each a “Calculation Date”) (a) on which a Debt Rating is downgraded (i.e., so as to result in higher pricing) or (b) that is the first Business Day following the Administrative Agent’s receipt of notice from the Borrower that a Debt Rating has been upgraded (i.e., so as to result in lower pricing) or a new Debt Rating has been established. Each such Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Letters of Credit issued.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption between an assigning Lender and an Eligible Assignee substantially in the form of Exhibit 11.3.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

“Bank of America” means Bank of America, N.A., a national banking association, together with its successors and/or assigns.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Pan Pacific Retail Properties, Inc., a Maryland corporation.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Dallas, Texas or such other location as designated by the Administrative Agent; provided that in the case of LIBOR Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Calculation Date” has the meaning set forth in the definition of Applicable Percentage.

“Capital Expenditures” means, subject to Section 1.4, all actual expenditures of any Person for replacements and substitutions of improvements to any Property that, in accordance with GAAP, would be classified on the balance sheet of such Person as Capital Expenditures, including, without limitation, Capital Leases.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general, limited or operating partnership units), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United

States of America in which a Credit Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means either of the following events:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise of 20% or more of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for Voting Stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or

(b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board or board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of the Borrower then in office.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Combined Parties” means the Credit Parties and their Subsidiaries and all joint ventures or general or limited partnerships to which a Credit Party or one of its Subsidiaries is a party.

“Commitment” means, (a) with respect to each Lender, its obligation to make Revolving Loans pursuant to Section 2.1 and to fund or purchase Participation Interests pursuant to Sections 2.2, 2.3 or 3.8, (b) with respect to the Issuing Lender its obligation to issue Letters of Credit pursuant to Section 2.2 or (c) with respect to the Swing Line Lender, its obligation to make Swing Line Loans pursuant to Section 2.3. The initial Commitment of each Lender to make Revolving Loans is set forth on Schedule 1.1(a).

“Competitive Bid” means an offer by a Lender to make a Competitive Bid Loan pursuant to the terms of Section 2.4.

“Competitive Bid Fee” means $2,500.

“Competitive Bid Loan” means a loan made by a Lender in its sole and absolute discretion pursuant to the provisions of Section 2.4.

“Competitive Bid Loan Note” or “Competitive Bid Loan Notes” means the promissory notes of the Borrower, in the form of Exhibit 2.4(h), in favor of each Lender evidencing the Competitive Bid Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.4, the rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in the form of Exhibit 2.4(b).

“Consolidated Adjusted EBITDA” means, for any period, with respect to the Combined Parties, an amount equal to, subject to Section 1.4:

(a) Consolidated Net Income for such period excluding the effect of any extraordinary or other non-recurring gains (including, without limitation, any gain from the sale of property not in the ordinary course of business) and any extraordinary or other non-recurring losses; plus

(b) amounts which in the determination of Consolidated Net Income for such period have been deducted for:

(i) Consolidated Interest Expense for such period,

(ii) total federal, state, foreign or other income or franchise taxes for such period,

(iii) depreciation,

(iv) amortization, and

(v) other non-cash charges and expenses; minus

(c) an amount equal to the greater of (i) $0.10 times the aggregate net rentable square footage of all Properties of the Combined Parties as of the end of such period (subject to Section 1.4) and (ii) without duplication, all actual Capital Expenditures made by the Combined Parties for all Properties of the Combined Parties during such period (subject to Section 1.4).

“Consolidated Group” means the Credit Parties and all Subsidiaries of the Credit Parties, the financial statements of which are consolidated with those of the Borrower in accordance with GAAP.

“Consolidated Indebtedness” means, for any period, all Indebtedness of the Consolidated Group as determined in accordance with GAAP; provided that with respect to Indebtedness owed by a Person who is not the Borrower or a wholly-owned Subsidiary of the Borrower, Consolidated Indebtedness shall be calculated as follows: (a) if the Indebtedness is recourse to a member of the Consolidated Group, then the greater of (i) the amount of such Indebtedness that is recourse to such member of the Consolidated Group and (ii) the Consolidated Group’s percentage ownership interest in such Indebtedness and (b) if the Indebtedness is not recourse to a member of the Consolidated Group, then the Consolidated Group’s percentage ownership interest in such Indebtedness.

“Consolidated Interest Expense” means, for any period, subject to Section 1.4, the interest expense of the Combined Parties (including, without limitation, imputed interest on Capital Leases, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with Hedging Obligations related to interest rate Hedging Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discounts or premiums, if any, and all non-cash interest expense).

“Consolidated Net Income” means, for any period, subject to Section 1.4, the net income (or loss) of the Combined Parties.

“Consolidated Tangible Net Worth” means, as of any date of calculation, an amount equal to (a) total assets of the Consolidated Group as determined in accordance with GAAP minus (b) the amount of intangible assets of the Consolidated Group as determined in accordance with GAAP, including, without limitation, deferred costs associated with goodwill, intellectual property, franchises, organizational expenses, deferred financing charges, debt acquisition costs, start-up costs, pre-opening costs, prepaid pension costs or any other deferred charges minus (c) the total liabilities of the Consolidated Group as determined in accordance with GAAP.

“Control” means, with respect to any Property, the ability to sell or otherwise dispose of such Property and the ability to encumber such Property with a Lien without the need to obtain the consent of any other Person (other than a member of the Consolidated Group).

“Credit Documents” means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, any Letter of Credit Application, any Competitive Bid Loan Request, any Notice of Swing Line Loan and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Exposure” means (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender multiplied by the Revolving Committed Amount and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Loans of such Lender plus (ii) such Lender’s Participation Interests in the stated amount of the outstanding Letters of Credit and outstanding Swing Line Loans.

“Credit Parties” means the Borrower and the Guarantors and “Credit Party” means any one of them.

“Debt Rating” means, as to the Borrower, the long-term, senior, unsecured, non-credit enhanced debt rating of the Borrower from S&P, Moody’s or any other reputable established rating agency reasonably acceptable to the Administrative Agent.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been repaid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Development Property” means any Property (other than an Income Property) currently under development or construction.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“EAT” means an exchange accommodation titleholder that (a) is a third party special purpose entity established at the request of a Credit Party specifically for the purpose of allowing the Consolidated Group to benefit from the like-kind exchange tax benefits under Section 1031 of the Code and the regulations promulgated thereunder, (b) has no assets other than the property subject to the reverse 1031 exchange and (c) has no debt other than the loan(s) made by a Credit Party to such EAT and any other de minimis debt incurred in the ordinary course of its business.

“Effective Date” means the date on which the conditions set forth in Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lenders).

“Eligible Assignee” means (a) any Lender or any Affiliate or Subsidiary of a Lender or any Approved Fund (without the approval or consent of any other Person) and (b) any other Person (other than a natural Person) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been received by the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of surface water and groundwater from contamination with Hazardous Materials, (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (c) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“Equity Issuance” means any issuance by a member of the Consolidated Group to any Person of (a) shares of its Capital Stock or other equity interests, (b) any shares of its Capital Stock or other equity interests pursuant to the exercise of options (other than stock issued to employees and directors pursuant to employees or directors stock option plans) or warrants or (c) any shares of its Capital Stock or other equity interests pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with a member of the Consolidated Group within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes a member of the Consolidated Group and which is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) with respect to any Single Employer or Multiple Employer Plan, the occurrence of a Reportable Event, or a substantial cessation of operations to which Section 4062(e) of ERISA applies, by the Borrower, any member of the Consolidated Group or any ERISA Affiliate; (b) the withdrawal of the Borrower, any member of the Consolidated Group or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of any Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of the Borrower, any member of the Consolidated Group or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (g) the conditions for imposition of a lien under Section 302(f) of ERISA on the assets of the Borrower, any member of the Consolidated Group or any ERISA Affiliate exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA by the Borrower, any member of the Consolidated Group or any ERISA Affiliate.

“Eurodollar Bid Margin” means the margin above or below the LIBOR Rate to be added to or subtracted from the LIBOR Rate, which margin shall be expressed in multiples of 1/100th of one percent.

“Eurodollar Margin Bid Loan” means a Competitive Bid Loan that bears interest at a rate based upon the LIBOR Rate.

“Event of Default” means any of the events or circumstances described in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, succeeded or replaced from time to time, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.2(c) as described by date of issuance, letter of credit number, stated amount, name of beneficiary and date of expiry.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility Fees” has the meaning set forth in Section 3.4(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of July 15, 2004, among the Administrative Agent, the Arranger and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for the twelve month period ending on such date to (b) Actual Debt Service for the twelve month period ending on such date.

“Fund” means any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations”, when used with respect to any Person, shall have the meaning given to such term in, and shall be calculated in accordance with, standards promulgated by the National Association of Real Estate Investment Trusts in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or provincial court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means (a) each Combined Party that owns an Unencumbered Property unless such Combined Party is prohibited from guaranteeing the Obligations without the consent of a Person who is not a Combined Party and (b) any other Person who may from time to time execute a Joinder Agreement (or otherwise consent in writing to becoming a Guarantor hereunder), whether as required by Section 7.12 or otherwise, in each case together with their successors and assigns.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the net obligations of such Person pursuant to any Hedging Agreement to which such Person is a party or of which such Person is a beneficiary.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Income Property” means any Property for which development and construction are complete.

“Indebtedness” of any Person means, without duplication, subject to Section 1.4 (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than intercompany items or trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; (g) all Hedging Obligations; (h) the principal portion of all obligations of such Person under (1) Capital Leases, (2) any Synthetic Lease and (3) any forward purchase commitment or forward equity sale, (i) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP, (k) all indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (l) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. “Indebtedness” does not include, however, security deposits, accounts payable, accrued liabilities and any prepaid rents (as such terms are defined in accordance with GAAP). For purposes of calculating Indebtedness, the amount of any obligations with respect to (A) Hedging Obligations on any date shall be deemed to be the Hedging Termination Value thereof on such date and (B) Surety Instruments or other contingent obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Indemnified Liabilities” has the meaning set forth in Section 11.5.

“Indemnified Persons” has the meaning set forth in Section 11.5.

“Initial Maturity Date” has the meaning set forth in the definition of Maturity Date.

“Interest Payment Date” means (a) as to Base Rate Loans, the first calendar day of each month and the Maturity Date, (b) as to any LIBOR Loan having an Interest Period of one month or less, the first calendar day of the next succeeding month following the last day of such Interest Period and the Maturity Date, (c) as to any LIBOR Loan having an Interest Period of more than one month, the first calendar day of each month, the first calendar day of the next succeeding month following the last day of such Interest Period, and the Maturity Date and (d) as to Competitive Bid Loans, the last day of the Interest Period for each Competitive Bid Loan and the Maturity Date.

“Interest Period” means, (a) as to LIBOR Loans, a period of seven days or a period of one, two, three, four or six months’ duration, (b) as to Competitive Bid Loans that are Eurodollar Bid Margin Loans, a period of one, two or three months and (c) as to Competitive Bid Loans that are Absolute Rate Bid Loans, a period of not more than 90 days, in each case as the Borrower may elect and commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) no Interest Period shall end on a day which is not a Business Day and (ii) no Interest Period shall extend beyond the Maturity Date.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (including, without limitation, raw land, non-retail properties and minority interests in joint ventures), Capital Stock, bonds, notes, debentures or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRS” means the Internal Revenue Service of the United States of America, or any successor agency thereof.

“Issuing Lender” means Bank of America, any successor Administrative Agent or any other Lender designated by the Administrative Agent.

“Issuing Lender Fees” has the meaning set forth in Section 3.4(b)(ii).

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12.

“Joint Venture” means any Person in which the Borrower, directly or indirectly, has an ownership interest but does not consolidate the income or assets of such Person in preparing its financial statements.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 11.1, or such other office or offices as a Lender may from time notify to the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued for the account of the Borrower by the Issuing Lender pursuant to Section 2.2 or any Existing Letter of Credit, as such letter of credit may be amended, modified, extended, renewed or replaced.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date” means sixty days prior to the Maturity Date then in effect (or if such date is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” has the meaning set forth in Section 3.4(b)(i).

“Letter of Credit Sublimit” means an amount equal to ten percent (10%) of the then Revolving Committed Amount. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Committed Amount.

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Indebtedness to (b) Total Assets.

“LIBOR Banking Day” means any Business Day on which banks are open for business in London, England.

“LIBOR Base Rate” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Loan” means any Revolving Loan bearing interest based at a rate determined by reference to the Adjusted LIBOR Rate.

“LIBOR Rate” means, for each LIBOR Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

LIBOR Rate	=	LIBOR Base Rate
1 - LIBOR Reserve Percentage

“LIBOR Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D. The Reserve Percentage shall be expressed as a decimal and rounded upward, if necessary, to the nearest 1/100th of one percent, and shall include marginal, emergency, supplemental, special and other reserve percentages.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Loans” means the Revolving Loans, the Swing Line Loans and the Competitive Bid Loans, individually or collectively, as appropriate.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such

Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” has the meaning set forth in Section 2.2(d)(ii).

“Material Adverse Effect” means (a) a material adverse change in or effect upon the operations, business, properties, condition (financial or otherwise) or prospects of the Consolidated Group, taken as a whole, (b) a material impairment of the ability of a Credit Party to perform its respective obligations under this Credit Agreement or any of the other Credit Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of this Credit Agreement or any of the other Credit Documents.

“Maturity Date” means March 31, 2007 (the “Initial Maturity Date”) or, if the Maturity Date is extended in accordance with Section 2.6, March 31, 2008.

“Minority Interests” means interests owned by Persons (other than a member of the Consolidated Group) in a Subsidiary of the Borrower in which less than 100% of the Capital Stock is owned by the members of the Consolidated Group.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA (other than a Multiemployer Plan) in which a member of the Consolidated Group or any ERISA Affiliate and at least one employer other than a member of the Consolidated Group or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means the gross cash proceeds received from an Equity Issuance net of actual transaction costs paid or payable to third parties.

“Net Operating Income” or “NOI” means, for any Property, subject to Section 1.4, for any period, and calculated on a cash basis, (a) the gross rental income of such Property during such period, minus (b) the aggregate amount of all actual operating expenses (excluding Capital Expenditures) for such Property during such period, minus (c) imputed Capital Expenditures in an amount equal to the greater of (i) the product of (A) the net rentable square footage of such Property for such period multiplied by (B) $0.10 and (ii) the aggregate amount of all Capital Expenditures for such Property during such period.

In the event (a) the Borrower has, within the two calendar quarters preceding the date of calculation, completed the build-out of additional in-line shop space or pad space on any Property, (b) such additional space has been leased to tenants who have commenced paying rent, are in occupancy and have opened for business in such space, and (c) the Administrative Agent determines that, as a result of the leasing of such additional space, annual Net Operating Income for such Property will increase by at least $250,000 for the following year, then Net Operating Income for such Property shall be calculated based upon the operating statement for such Property covering the most recently completed calendar quarter, subject to such adjustments as the Administrative Agent deems appropriate in its sole discretion to accurately reflect anticipated annualized operating results. In addition, the Administrative Agent may, in its sole discretion, reduce the Net Operating Income for any Property by the amount of rents attributable to any leases (i) which are in default or which have terminated or are otherwise no longer in effect, or (ii) which are otherwise unacceptable to the Administrative Agent in its sole discretion.

“New Lender” has the meaning set forth in Section 2.5(c).

“Note” or “Notes” means the Revolving Loan Notes, the Competitive Bid Loan Notes and the Swing Line Loan Note, individually or collectively, as appropriate.

“Notice of Borrowing” means a request by the Borrower for a Revolving Loan, in the form of Exhibit 2.1(b).

“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing LIBOR Loan to a new Interest Period or to convert a LIBOR Loan to a Base Rate Loan or to convert a Base Rate Loan to a LIBOR Loan, in the form of Exhibit 2.1(e).

“Notice of Swing Line Loan” means a request by the Borrower for a Swing Line Loan in substantially the form of Exhibit 2.3(b).

“Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, or any of the other Credit Documents to which a Credit Party is a party.

“Other Taxes” has the meaning set forth in Section 3.13(b).

“Participation Interest” means the Extension of Credit by a Lender by way of a purchase of a participation in any Loans as provided in Section 3.8, in any Letters of Credit or unreimbursed drawings thereunder as provided in Section 2.2 or in any Swing Line Loan as provided in Section 2.3.

“Participation Purchaser” shall have the meaning assigned to such term in Section 11.3(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, REIT or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA and with respect to which a member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Prime Rate” means the per annum rate of interest publicly announced from time to time by the Administrative Agent as its “prime rate”. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Properties” means all real properties owned by the Combined Parties.

“Pro Rata Share” means, with respect to each Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender to make Revolving Loans and the denominator of which is the Revolving Committed Amount; provided that if the Commitments have been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on its percentage interest in all outstanding Loans and LOC Obligations. The Pro Rata Share of a Lender may be modified in connection with an increase in the Revolving Committed Amount in accordance with Section 2.5 or as a result of an assignment in accordance with Section 11.3.

“Register” has the meaning set forth in Section 11.3(c).

“Regulation A, D, O, T, U or X” means Regulation A, D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Distribution” means any distribution required under the Code for a Person to maintain its status as a REIT and not incur corporate income taxes or excise taxes under Section 4981 of the Code.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation or by the PBGC.

“Required Lenders” means the Lenders whose aggregate Credit Exposure constitutes more than 66-2/3 % of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Defaulting Lender at such time.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Reverse 1031 Exchange Properties” means any Property that satisfies the following conditions: (a) such Property is owned by an EAT, (b) a Credit Party leases such Property, benefits from all revenues generated by such Property, and takes all risks associated with such Property and (c) a Credit Party holds a note from the legal owner of such Property equal to the value of such EAT’s interest in the Property and has a mortgage or deed of trust encumbering such Property which permits foreclosure and the transfer of such Property to a Credit Party and/or a pledge of the entire equity interest in the EAT which permits foreclosure and the transfer of such equity interest to a Credit Party.

“Revolving Committed Amount” means THREE HUNDRED MILLION DOLLARS ($300,000,000), as the same may be increased pursuant to Section 2.5 or reduced pursuant to Section 2.1(d).

“Revolving Loans” means the loans made by the Lenders pursuant to Section 2.1.

“Revolving Loan Note” or “Revolving Loan Notes” means the promissory notes of the Borrower, in the form of Exhibit 2.1(g), in favor of each Lender evidencing the Revolving Loans, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Secured Debt” means all Consolidated Indebtedness, subject to Section 1.4, that is secured by a Lien in favor of the creditor holding such Indebtedness; provided that any Indebtedness owed to the Lenders hereunder shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders.

“Secured Debt Ratio” means, as of any date, the ratio of (a) Secured Debt to (b) Aggregate Adjusted Current Value.

“Securities Act” means the Securities Act of 1933, as amended, modified, succeeded or replaced from time to time, and the rules and regulations promulgated thereunder.

“Senior Notes” means the senior notes of the Borrower set forth on Schedule 8.1(e).

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, any corporation, partnership, association, joint venture, limited liability company, real estate investment or other trust or other entity more than 50% of whose Voting Stock (irrespective of whether or not at the time, any such Voting Stock shall have or might have voting power or control by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swing Line Lender” means the Administrative Agent.

“Swing Line Loans” means the loans made by the Swing Line Lender pursuant to Section 2.3.

“Swing Line Loan Note” means the promissory note of the Borrower in favor of the Swing Line Lender evidencing the Swing Line Loans provided pursuant to Section 2.3, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time in and as evidenced by the form of Exhibit 2.3(d).

“Swing Line Sublimit” means an amount equal to ten percent (10%) of the then Revolving Committed Amount. The Swing Line Sublimit is part of, and not in addition to, the Revolving Committed Amount.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” has the meaning set forth in Section 3.13(a).

“Total Assets” means, as of any date of calculation, without duplication, subject to Section 1.4, the sum of (a) the Aggregate Adjusted Current Value plus (b) all cash and Cash Equivalents of the Consolidated Group plus (c) all cash Investments as of such date by any member of the Consolidated Group in any Properties currently under development.

“Unencumbered Properties” means all Properties that are not subject to a Lien other than (i) nonconsensual Liens of the type described in Sections 8.2(a) and 8.2(b) and (ii) Liens in favor of the Lenders.

“Unsecured Debt” means the sum of all Consolidated Indebtedness, subject to Section 1.4, that was incurred, and continues to be outstanding, without granting a Lien to the creditor holding such Indebtedness; provided that all Consolidated Indebtedness owing to the Lenders under this Credit Agreement shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders.

“Unsecured Debt Ratio” means, as of any date, the ratio of (a) the sum of the Adjusted Current Values of all Unencumbered Properties to (b) Unsecured Debt.

It is understood and agreed that in calculating the sum of Adjusted Current Values of all Unencumbered Properties (collectively, the “Numerator”): (i) Unencumbered Properties that a Credit Party does not Control shall not account for more than 10% of the Numerator, (ii) Development Properties shall not account for more than 10% of the Numerator, (iii) Reverse 1031 Exchange Properties shall not account for more than 10% of the Numerator, (iv) Properties owned by Joint Ventures shall not be included in calculating the Numerator and (v) the sum of Adjusted Current Values of all Properties described in clauses (i) through (iii) above shall not account for more than 25% of the Numerator.

“Unsecured Interest Coverage Ratio” means, for any period, the ratio of (a) the aggregate amount of Net Operating Income of all Unencumbered Properties for the

twelve month period ending on such date to (b) Unsecured Interest Expense for the twelve month period ending on such date.

It is understood and agreed that in calculating the aggregate amount of Net Operating Income of all Unencumbered Properties (collectively, the “Numerator”): (i) Unencumbered Properties that a Credit Party does not Control shall not account for more than 10% of the Numerator, (ii) Development Properties shall not account for more than 10% of the Numerator, (iii) Reverse 1031 Exchange Properties shall not account for more than 10% of the Numerator, (iv) Properties owned by Joint Ventures shall not be included in calculating the Numerator and (v) the sum of Net Operating Income of all Properties described in clauses (i) through (iii) above shall not account for more than 25% of the Numerator.

“Unsecured Interest Expense” means, for any period, an amount equal to (a) Consolidated Interest Expense for such period minus (b) Consolidated Interest Expense incurred in connection with Secured Debt for such period.

“Voting Stock” means (a) with respect to a corporation, all classes of the Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors and (b) with respect to a partnership, association, joint venture, limited liability company, real estate investment or other trust or other entity, all Capital Stock of such entity entitled to exercise voting power or management control.

1.2	Computation of Time Periods and Other Definition Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3	Accounting Terms/Calculation of Financial Covenants.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(d)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative

Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4	Joint Venture Investments.

With respect to any ownership of a Property by a Joint Venture, Actual Debt Service, Consolidated Adjusted EBITDA, Consolidated Interest Expense, Consolidated Net Income, Net Operating Income or NOI, Capital Expenditures and Total Assets of such Joint Venture shall be calculated in accordance with such member of the Consolidated Group’s percentage ownership interest in such Person.

1.5	Time.

All references to time herein shall be references to Pacific Standard Time or Pacific Daylight Time, as the case may be, unless specified otherwise.

1.6	Rounding of Financial Covenants.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7	References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.8	Letters of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases whether or not such maximum stated amount is in effect at such time.

SECTION 2

CREDIT FACILITY

2.1	Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Maturity Date or such earlier date if the Revolving Committed Amount has been terminated as provided herein; provided, however, that (i) the sum of the aggregate principal amount of Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount, (ii) with respect to each individual Lender, the Lender’s pro rata share of outstanding Revolving Loans plus such Lender’s pro rata share of outstanding LOC Obligations plus (other than the Swing Line Lender) such Lender’s pro rata share of Swing Line Loans shall not exceed such Lender’s Commitment. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b) Method of Borrowing for Revolving Loans. By no later than 9:00 a.m. (i) one Business Day prior to the date of the requested borrowing of Revolving Loans that will be Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be LIBOR Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Revolving Loan, (C) whether such Revolving Loans shall be Base Rate Loans or LIBOR Loans, (D) with respect to Revolving Loans that will be LIBOR Loans, the Interest Period applicable thereto and (E) certification that the Borrower has complied in all respects with Section 5.2. If the Borrower shall fail to specify (x) an Interest Period in the case of a LIBOR Loan, then such LIBOR Loan shall be deemed to have an Interest Period of one month or (y) the type of Revolving Loan requested, then such Revolving Loan shall be deemed to be a Base Rate Loan.

(c) Funding of Revolving Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Pro Rata Share of the requested Revolving Loans available to the Administrative Agent by 11:00 a.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds at the Agency Services Address or at such other address as the Administrative Agent may designate in writing. The amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office of the Administrative Agent, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.

(d) Reduction or Termination of Revolving Committed Amount. Upon at least five Business Days’ notice, the Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of outstanding Loans plus the aggregate amount of outstanding LOC Obligations. Any reduction in (or termination of) the Revolving Committed Amount may not be reinstated except as permitted by Section 2.5. The Administrative Agent shall immediately notify the Lenders of any reduction in the Revolving Committed Amount.

(e) Continuations and Conversions. Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing LIBOR Loans for a subsequent Interest Period, to convert Base Rate Loans into LIBOR Loans or to convert LIBOR Loans into Base Rate Loans. By no later than 9:00 a.m. (a) one Business Day prior to the date of the requested conversion of a LIBOR Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a LIBOR Loan or conversion of a Base Rate Loan to a LIBOR Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.1(e), setting forth whether the Borrower wishes to continue or convert such Loans and the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 3.11, LIBOR Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (ii) LIBOR Loans may not be continued nor may Base Rate Loans be converted into LIBOR Loans during the existence and continuation of a Default or an Event of Default and (iii) any request to continue a LIBOR Loan that fails to comply with the terms hereof or any failure to request a continuation of a LIBOR Loan at the end of an Interest Period shall be deemed a request to convert such LIBOR Loan to a Base Rate Loan on the last day of the applicable Interest Period.

(f) Minimum Amounts/Restrictions on Loans. Each request for a borrowing, conversion or continuation shall be subject to the requirements that (i) each LIBOR Loan shall be in a minimum amount of $1,500,000 and in integral multiples of $100,000 in excess thereof, (ii) each Base Rate Loan shall be in a minimum amount of $250,000 (and integral multiples of $100,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount and (iii) no more than seven LIBOR Loans shall be outstanding at any one time. For the purposes of this Section 2.1(f), all LIBOR Loans with the same Interest Periods beginning on the same date shall be considered as one LIBOR Loan, but LIBOR Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate LIBOR Loans.

(g) Revolving Loan Notes. The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrower to each Lender in substantially the form of Exhibit 2.1(g).

2.2	Letter of Credit Subfacility.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein and other terms and conditions that the Issuing Lender may require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party under this Credit Agreement), (A) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit in Dollars for the account of the Borrower or, subject to the terms of Section 2.2(j), certain Subsidiaries of the Borrower, and to amend Letters of Credit previously issued by it, in each case in accordance with subsection (b) below and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or, subject to the terms of Section 2.2(j), certain Subsidiaries of the Borrower; provided, however, that after giving effect to the issuance of any Letter of Credit (1) the sum of the aggregate principal amount of outstanding Loans plus the aggregate principal amount of outstanding LOC Obligations shall not exceed the Revolving Committed Amount, (2) with respect to each individual Lender, the Lender’s pro rata share of outstanding Revolving Loans plus (other than the Swing Line Lender) such Lender’s pro rata share of Swing Line Loans plus such Lender’s pro rata share of outstanding LOC Obligations shall not exceed such Lender’s Commitment and (3) the aggregate principal amount of outstanding LOC Obligations shall not at any time exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Issuing Lender shall not issue or amend any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;

(E) a default of any Lender’s obligations to fund under Section 2.2(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender; or

(F) such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed to by the Issuing Lender), is to be used for a purpose other than as permitted hereunder, or is denominated in a currency other than Dollars.

(iii) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by the Borrower. The Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 9:00 a.m. at least five Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as applicable. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as the Issuing Lender may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Participations.

(i) On the Effective Date, each Lender shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in each Existing Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Existing Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Pro Rata Share of the obligations arising under such Existing Letter of Credit.

(ii) Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Pro Rata Share of the obligations arising under such Letter of Credit.

(d) Reimbursement.

(i) In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender through the Administrative Agent on the day of drawing under any Letter of Credit either with the proceeds of a Revolving Loan obtained hereunder or otherwise in immediately available funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate plus three percent (3%).

(ii) Subsequent to a drawing under any Letter of Credit, unless the Borrower shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan at the Adjusted Base Rate in the amount of the drawing as described herein, the proceeds of which will be used to satisfy the reimbursement obligations. On any day on which the Borrower shall be deemed to have requested a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) pro rata based on each Lender’s respective Pro Rata Share and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans upon the immediately succeeding Business Day following any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) any setoff, counterclaim, recoupment, defense, or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (C) the failure of any conditions specified in Section 5.2 to have been satisfied, (D) the existence of a Default or an Event of Default, (E) the failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (F) the date of such Mandatory Borrowing, or (G) any reduction in the Revolving Committed Amount or any termination of the Commitments.

(iii) In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Pro Rata Share in the outstanding LOC Obligations; provided, that in the event any Lender shall fail to fund its Pro Rata Share of the Revolving Loan on the day the Mandatory Borrowing would otherwise have occurred, then (A) the amount of such Lender’s unfunded participation interest therein shall bear interest payable to the Issuing Lender upon demand, at a per annum rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at the Base Rate and (B) such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Issuing Lender in the amount of the participation in LOC Obligations that such Lender failed to purchase pursuant to this Section 2.2(d) until such amount has been purchased. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and shall have a claim against the Borrower and the other Credit Parties with respect thereto. Any payment by the Lenders pursuant to this clause (iii) shall not relieve or otherwise impair the obligations of the Borrower or any Credit Party to reimburse the Issuing Lender under a Letter of Credit.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit to the beneficiary thereof against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any similar debtor relief laws; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e). In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Unless otherwise permitted by all of the Lenders, subsequent to the earlier of (a) the termination of the Commitments, (b) the Letter of Credit Expiration Date or (c) the Maturity Date, if any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then aggregate principal amount of all LOC Obligations (in an amount equal to such aggregate principal amount determined as of the Letter of Credit Expiration Date). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Requirement of Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”).

(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, a Letter of Credit may be issued for the account of a Subsidiary of the Borrower; provided that the Borrower shall be the applicant for all purposes of this Credit Agreement for such Letter of Credit and such issuance shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(k) Indemnification of Issuing Lender.

(i) In addition to its other obligations under this Credit Agreement, the Credit Parties hereby agree to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for:

(A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (k), the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender. Nothing in this Credit Agreement shall relieve the Issuing Lender of any liability to the Credit Parties in respect of any action taken by the Issuing Lender which action constitutes gross negligence or willful misconduct of the Issuing Lender or a violation of the ISP or Uniform Commercial Code (as applicable).

(l) Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

2.3	Swing Line Loans Subfacility.

(a) Swing Line Loans. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans to the Borrower in Dollars at any time and from time to time during the period from and including the Effective Date to but not including the Maturity Date or such earlier date if the Revolving Committed Amount has been terminated as provided herein (each, a “Swing Line Loan” and collectively the “Swing Line Loans”); provided, however, that (i) the aggregate principal amount of Swing Line Loans outstanding at any one time shall not exceed the Swing Line Sublimit and (ii) the sum of the aggregate amount of Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans.

(b) Method of Borrowing and Funding Swing Line Loans. By no later than 11:00 a.m. on the date of the requested borrowing of Swing Line Loans, the Borrower shall telephone the Swing Line Lender as well as submit a Notice of Swing Line Loan to the Swing Line Lender in the form of Exhibit 2.3(b) setting forth (i) the amount of the requested Swing Line Loan (which shall be in the minimum amount of $250,000 and in integral multiples of $100,000 in excess thereof), (ii) the date of the requested Swing Line Loan (which must be a Business Day) and (iii) certification that the Borrower has complied in all respects with Section 5.2. The amount of the requested Swing Line Loan will be made available to the Borrower by crediting the account of the Borrower on the books of such office of the Administrative Agent on the date of the proper request of the Swing Line Loan.

(c) Repayment and Participations of Swing Line Loans. The Borrower agrees to repay all Swing Line Loans within the earlier of three Business Days of the borrowing thereof or one Business Day after demand therefor by the Swing Line Lender. Each repayment of a Swing Line Loan may be accomplished by requesting Revolving Loans which request is not subject to the conditions set forth in Section 5.2. In the event that the Borrower shall fail to timely repay any Swing Line Loan, and in any event upon (i) a request by the Swing Line Lender, (ii) the occurrence of an Event of Default described in Section 9.1(e) or (iii) the acceleration of any Loan or termination of any Commitment pursuant to Section 9.2, each other Lender shall irrevocably and unconditionally purchase from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in an amount equal to such other Lender’s Pro Rata Share thereof, by directly purchasing a participation in such Swing Line Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 5.2 are then satisfied, whether or not the Borrower has submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Swing Line Lender at the address provided in Section 11.1, or at such other address as the Swing Line Lender may designate, in Dollars and in immediately available funds. If such amount is not in fact made available to the Swing Line Lender by any Lender, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at a per annum rate equal to, if paid within two Business Days of demand, the Federal Funds Rate and thereafter at the Base Rate. If such Lender does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swing Line Lender to fund Swing Line Loans in the amount of the participation in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.3(c) until such amount has been purchased (as a result of such assignment or otherwise).

(d) Swing Line Loan Note. The Swing Line Loans made by the Swing Line Lender shall be evidenced by a duly executed promissory note of the Borrower to the Swing Line Lender in substantially the form of Exhibit 2.3(d).

2.4	Competitive Bid Loans Subfacility.

(a) Competitive Bid Loans. Subject to the terms and conditions set forth herein, the Borrower may, from time to time, during the period from the Effective Date to the Maturity Date, request in Dollars and each Lender may, in its sole discretion, agree to make Competitive Bid Loans to the Borrower; provided, however, that (i) the sum of the aggregate amount of Loans outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount, (ii) the aggregate amount of Competitive Bid Loans outstanding shall not exceed $150 million and (iii) if a Lender does make a Competitive Bid Loan it shall not reduce such Lender’s obligation to make its Pro Rata Share of any Revolving Loan.

(b) Competitive Bid Requests. If the Borrower’s Debt Rating from S&P is BBB- or better and the Borrower’s Debt Rating from Moody’s is Baa3 or better, the Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request, together with the Competitive Bid Fee, to the Administrative Agent not later than 9:00 a.m. (i) one Business Day prior to the requested borrowing of Competitive Bid Loans that will be Absolute Rate Bid Loans and (ii) four Business Days prior to the requested borrowing of Competitive Bid Loans that will be Eurodollar Margin Bid Loans. A Competitive Bid Request must be substantially in the form of Exhibit 2.4(b) and shall specify (A) the date of the requested Competitive Bid Loan (which shall be a Business Day), (B) the amount of the requested Competitive Bid Loan (which shall be not less than $2,000,000 and integral multiples of $100,000 in excess thereof), (C) whether such Competitive Bid Loans requested shall be Absolute Rate Bid Loans or Eurodollar Margin Bid Loans, (D) the applicable Interest Period or Interest Periods requested and (E) certification that the Borrower has complied in all respects with Section 5.2. The Borrower may not request a Competitive Bid (x) for more than two different Interest Periods per Competitive Bid Request, (y) more frequently than once every five Business Days or (z) for more than one type of Competitive Bid Loan (e.g. the request must be for either Absolute Rate Bid Loans or Eurodollar Margin Bid Loans).

(c) Competitive Bid Procedure. The Administrative Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not earlier than 8:30 a.m. and not later than 9:00 a.m. (i) on the proposed date of the requested Competitive Bid Loan to consist of Absolute Rate Bid Loans and (ii) three Business Days prior to the proposed date of the requested Competitive Bid Loans to consist of Eurodollar Margin Bid Loans; provided, however, that should the Administrative Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 8:00 a.m. on the day specified for submitting Competitive Bids. A Lender may offer to make all or part of the requested Competitive Bid Loan and may submit multiple Competitive Bids in response to a Competitive Bid Request. Any Competitive Bid must specify (A) the particular Competitive Bid Request as to which the Competitive Bid is submitted and the proposed date of such Competitive Bid Loan, (B) the principal amount (which shall be not less than $2,000,000 and integral multiples of $100,000 in excess thereof or greater than the amount of Competitive Bid Loans requested) of the requested Competitive Bid Loan or Loans as to which the Lender is willing to make, (C) if the proposed Competitive Bid Loans are to consist of Absolute Rate Loans, the Absolute Rate offered and the Interest Period applicable thereto and (D) if the proposed Competitive Bid Loans are to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin offered and the Interest Period applicable thereto. Subject to Sections 3.11, 3.12 and 5.2, a Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. Any Competitive Bid shall be disregarded if it (1) is received after the applicable time specified above, (2) is not substantially in the form of a Competitive Bid as specified herein, (3) contains qualifying, conditional or similar language, (4) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (5) is otherwise not responsive to such Competitive Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(d) Notice to Borrower of Competitive Bids. Not later than 10:00 a.m. (i) on the requested date of any proposed Competitive Bid Loans that are to consist of Absolute Rate Loans or (ii) three Business Days prior to the requested date of any Competitive Bid Loans that are to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall provide the Borrower a copy of all the bids made by the Lenders pursuant to Section 2.4(c).

(e) Acceptance of Competitive Bids. The Borrower may, in its sole discretion, subject only to the provisions of this clause (e), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give oral notification of its acceptance of any or all such Competitive Bids (which shall be promptly confirmed in writing) to the Administrative Agent by 10:30 a.m. (i) on the proposed date of the Competitive Bid Loans that consist of Absolute Rate Loans and (ii) three Business prior to the date of the proposed Competitive Bid Loans that consist of Eurodollar Margin Bid Loans; provided, however, (A) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (B) to the extent Competitive Bids are for comparable Interest Periods, the Borrower may accept Competitive Bids only in ascending order of rates, (C) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $2,000,000 and integral multiples of $100,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of clause (D) of this clause (e), then in a minimum principal amount of $500,000 and integral multiples of $100,000 (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (D) of this clause (e), the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(f) Funding of Competitive Bid Loans. Each Lender which is to make a Competitive Bid Loan shall make its Competitive Bid Loan available to the Administrative Agent by noon on the date specified in the Competitive Bid Request by deposit of immediately available funds at the Agency Services Address or at such other address as the Administrative Agent may designate in writing. The Administrative Agent will, upon receipt, make the proceeds of such Competitive Bid Loans available to the Borrower by crediting the account of the Borrower or the books of such office of the Administrative Agent.

(g) Maturity of Competitive Bid Loans. Each Competitive Bid Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto and, in any case, no later than the Maturity Date.

(h) Competitive Bid Loan Notes. The Competitive Bid Loans made by a Lender shall be evidenced by a duly executed promissory note in the form of Exhibit 2.4(h).

2.5	Increase of Revolving Committed Amount.

From the Effective Date until 30 days prior to the Maturity Date and upon at least 15 days’ prior written notice to the Administrative Agent (which notice shall be promptly transmitted by the Administrative Agent to each Lender), the Borrower shall have the right to increase the Revolving Committed Amount; provided that the ability of the Borrower to effect such increase shall be subject to the following terms and conditions:

(a) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 above the then existing Revolving Committed Amount;

(b) the Revolving Committed Amount may not be increased to an amount greater than FOUR HUNDRED MILLION DOLLARS ($400,000,000);

(c) any such increase in the Revolving Committed Amount shall be applied, at the option of the Borrower, to (i) upon one or more existing Lenders’ written consent, the Commitment(s) of such consenting existing Lender(s); provided that no existing Lender shall be required to increase its Commitment and/or (ii) one or more institutions that is not an existing Lender (each, a “New Lender”); provided that (A) each New Lender is an Eligible Assignee and (B) each New Lender shall become a Lender hereunder pursuant to the execution and delivery of an appropriate joinder agreement or counterpart to this Credit Agreement in a manner acceptable to the Borrower and the Administrative Agent;

(d) if any Revolving Loans are outstanding at the time of the increase in the Revolving Committed Amount, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.14) in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount, each Lender will hold its pro rata share (based on its Pro Rata Share of the increased Revolving Committed Amount) of outstanding Revolving Loans;

(e) the Borrower shall execute and deliver such Note(s) in favor of any New Lenders as are necessary;

(f) Schedule 1.1(a) hereto shall be amended to reflect the revised Pro Rata Share and Commitment of each of the Lenders; and

(g) the Borrower shall pay such fees to the Administrative Agent, for the benefit of the Lenders providing such additional commitments, as determined at the time of such increase.

2.6	Extension of Maturity Date.

No earlier than 90 days prior to the Initial Maturity Date and no later than 60 days prior to the Initial Maturity Date, the Borrower may request a one-time twelve month extension of the Maturity Date to March 31, 2008. Subsequent to such request from the Borrower, the Maturity Date shall be extended to March 31, 2008 upon satisfaction of the following conditions: (a) no Default or Event of Default shall exist at the time of the request or on the Initial Maturity Date and (b) the Borrower shall pay to the Lenders on the Initial Maturity Date a fee (to be shared pro rata among the Lenders based upon their Pro Rata Share) equal to the product of (i) .20% multiplied by (ii) the then Revolving Committed Amount.

SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

3.1	Interest.

(a) Interest Rate. All Base Rate Loans and all Swing Line Loans shall accrue interest at the Adjusted Base Rate. Each LIBOR Loan shall accrue interest at the Adjusted LIBOR Rate applicable to such LIBOR Loan. Each Competitive Bid Loan shall accrue interest at the Competitive Bid Rate applicable to such Competitive Bid Loan.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall at the option of the Required Lenders bear interest, payable on demand, at a per annum rate equal to three percent (3%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Base Rate Loans plus three percent (3%) per annum).

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2	Place and Manner of Payments.

(a) All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be made unconditionally and without deduction for any counterclaim, defense, recoupment or setoff. All such payments shall be received not later than 11:00 a.m. on the date when due, in Dollars and in immediately available funds, by the Administrative Agent at the Agency Services Address (or such other address as directed by the Administrative Agent) or, if applicable, by the Issuing Lender or the Swing Line Lender at their applicable addresses. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, Issuing Lender or Swing Line Lender, as applicable, the Loans, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute any such payment to the Lenders on the day received if such payment is received prior to 11:00 a.m.; otherwise the Administrative Agent will distribute such payment to the Lenders, and such payment will be credited to the Borrower, on the immediately succeeding Business Day. If such payment is received by the Administrative Agent and the Administrative Agent fails to distribute such payment to the Lenders on the appropriate day set forth above, the Administrative Agent will distribute such payment to the Lenders on the immediately succeeding Business Day together with interest at the Federal Funds Rate. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day (provided that accrual of interest and fees shall only be through the end of a calendar month).

(b) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the

Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 3.2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 2.1 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, together with interest at the Federal Funds Rate, without prejudice to such Lender’s rights against the Borrower under Section 3.14.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3	Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) LIBOR Loans and Competitive Bid Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent or the Lender(s) who made such Competitive Bid Loans, as applicable, (ii) any prepayment of LIBOR Loans or Competitive Bid Loans under this Section 3.3(a) will be subject to Section 3.14 and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof. The application of any prepayment under this Section 3.3(a) shall be subject to the terms of Section 3.2.

(b) Mandatory Prepayments. If (i) at any time the aggregate amount of Loans outstanding plus LOC Obligations outstanding exceeds the Revolving Committed Amount, (ii) the aggregate amount of outstanding LOC Obligations exceeds the Letter of Credit Sublimit or (iii) the aggregate amount of outstanding Swing Line Loans exceeds the Swing Line Sublimit, the Borrower shall immediately make a principal payment or Cash Collateralize LOC Obligations in a manner and in amount so as to be in compliance with Sections 2.1, 2.2 and 2.3, as applicable (any such prepayment to be applied as set forth in Section 3.3(c) below).

(c) Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 3.3(b)(i) shall be applied first to Swing Line Loans, second to Revolving Loans (first to Base Rate Loans and second to LIBOR Loans in direct order of Interest Period maturities), third to Cash Collateralize outstanding LOC Obligations and fourth to Competitive Bid Loans pro rata among all Lenders holding same (in each case without any permanent reduction in the Revolving Committed Amount). All amounts required to be paid pursuant to Section 3.3(b)(ii) shall be applied to Cash Collateralize outstanding LOC Obligations. All amounts required to be paid pursuant to Section 3.3(b)(iii) shall be applied to Swing Line Loans. All prepayments under Section 3.3(b) shall be subject to Section 3.14.

3.4	Fees.

(a) Facility Fees. In consideration of the Revolving Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender (based on each Lender’s Pro Rata Share and based on the number of days that each Lender was a Lender during the prior fiscal quarter), a per annum fee equal to the product of (i) the Applicable Percentage for Facility Fees multiplied by (ii) the then Revolving Committed Amount for each day of such fiscal quarter (the “Facility Fees”). The accrued Facility Fees shall commence to accrue on the Effective Date and shall be due and payable in arrears on the first calendar day of each fiscal quarter of the Borrower (as well as on the Maturity Date), beginning with the first of such dates to occur after the Effective Date.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Lender, for the pro rata benefit of the Lenders (based on each Lender’s Pro Rata Share), a per annum fee with respect to each Letter of Credit (the “Letter of Credit Fees”) equal to the Applicable Percentage for Letter of Credit Fees in effect on the date of issuance of such Letter of Credit on the daily amount available to be drawn under such Letter of Credit from the date of issuance to the date of expiration. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.

The Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first calendar day after the end of each March, June, September and December (as well as on the Letter of Credit Expiration Date) for the quarter most recently ended, beginning with the first of such dates to occur after the issuance of a Letter of Credit. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(ii) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrower shall pay to the Issuing Lender for its own account, without sharing by the other Lenders, (A) a fee with respect to each Letter of Credit equal to the greater of (x) .125% per annum on the maximum amount available to be drawn under such Letter of Credit and (y) $1,500, such fee to be paid in full on the date of issuance of the Letter of Credit and (B) the customary, reasonable charges from time to time to the Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, Letters of Credit (collectively, the “Issuing Lender Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. The Issuing Lender Fees will be payable in full on the date of issuance of the Letter of Credit and annually thereafter.

(c) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent in the Fee Letter (the “Administrative Fees”).

3.5	Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans and all LOC Obligations, together with accrued but unpaid interest, fees and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

3.6	Computations of Interest and Fees.

(a) All computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

(b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Credit Parties or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.7	Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Revolving Loans. Each Revolving Loan borrowing, each payment or prepayment of principal of any Revolving Loan, each payment of interest on any Revolving Loan, each payment of fees (other than the Administrative Fees and the Issuing Lender Fees), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Revolving Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the Lenders in accordance with the respective Pro Rata Share of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans and Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Revolving Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this Section 3.7 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative

Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, at the Base Rate plus three percent (3%) per annum.

(b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each Lender pro rata in accordance with its Pro Rata Share; provided that, if any Lender shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender until the share of such unreimbursed drawing not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus three percent (3%) per annum.

3.8	Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, any Letter of Credit or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Credit Parties agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to, if paid within two Business Days, the Federal Funds Rate and thereafter at the Base Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9	Capital Adequacy.

If, after the date thereof, any Lender determines that the introduction of any law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.10	Inability To Determine Interest Rate.

If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for such LIBOR Loan, or (c) the LIBOR Rate for such LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Administrative Agent will promptly notify the Borrower and all the Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of or conversion into a Base Rate Loan in the amount specified therein.

3.11	Illegality.

If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.12	Requirements of Law.

If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern), (ii) taxes imposed on or measured by such Lender’s net income or franchise taxes imposed on such Lender (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, as the case may be, is organized or maintains its Lending Office and (iii) reserve requirements utilized in the determination of the LIBOR Rate), then from time to time, within 10 days of demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

3.13	Taxes.

(a) Any and all payments by a Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If a Credit Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Credit Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) If a Credit Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, such Credit Party shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Each Credit Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.13(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e) Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Credit Parties pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement, (ii) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Credit Parties make any deduction or withholding for taxes from amounts payable to such Lender. If such Lender fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(e), and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 3.13(e) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

3.14	Compensation.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBOR Loan or Competitive Bid Loan on a day other than the last day of the Interest Period for such LIBOR Loan or Competitive Bid Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a LIBOR Loan or Competitive Bid Loan) to prepay, borrow, continue or convert any LIBOR Loan or Competitive Bid Loan on the date or in the amount previously requested by the Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include (a) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (i) interest or other cost to such Lender of the deposit or other source of funding used to make any such LIBOR Loan or Competitive Bid Loan over (ii) the interest earned (or to be earned) by such Lender upon the re-lending or other re-employment of the amount of such LIBOR Loan or Competitive Bid Loan for the remainder of its respective Interest Period plus (b) any other loss of anticipated profits and any loss or expense arising from the liquidation or re-employment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained plus (c) $250 plus (d) any reasonable out-of-pocket expenses (including Attorney Costs) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender may deem that it funded each LIBOR Loan made by it at the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.15	Determination and Survival of Provisions.

All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all amounts owing hereunder.

SECTION 4

GUARANTY

4.1	Guaranty of Payment.

Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Lender, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

4.2	Obligations Unconditional.

The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Credit Documents or any collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right (a) of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Obligations for amounts paid under this Guaranty or (b) to payment of

Indebtedness owing by any other Credit Party to such Guarantor until such time as the Obligations have been paid in full, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on the Notes or any of the other Credit Documents or foreclosing its security interest in or Lien on any collateral, if any, securing the Obligations or from exercising any other rights available to it under this Credit Agreement, the Notes, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantors further agree to all rights of set-off as set forth in Section 11.2.

4.3	Modifications.

Each Guarantor agrees that (a) all or any part of the collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

4.4	Waiver of Rights.

Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the

Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.

4.5	Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.6	Remedies.

The Guarantors agree that, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.

4.7	Limitation of Guaranty.

Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents:

(a) to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code); and

(b) with respect to any Guarantor that is a partnership, the obligations of such Guarantor under this Section 4 shall (except as identified below) only extend to and be binding upon such partnership Guarantor and its assets, and, other than general partners that are a member of the Consolidated Group, shall in no manner extend to or be binding upon the individual general partners of such Guarantor, whether natural or non-natural Persons.

4.8	Rights of Contribution.

The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments terminated.

SECTION 5

CONDITIONS PRECEDENT

5.1	Closing Conditions.

The obligation of the Lenders, the Administrative Agent, the Issuing Lender and the Swing Line Lender to enter into this Credit Agreement is subject to satisfaction of the following conditions:

(a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of this Credit Agreement, the Notes and all other Credit Documents required to be delivered on or before the Effective Date, each in form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

(b) Authority Documents.

(i) Partnership Documents. With respect to each Credit Party that is a partnership, receipt by the Administrative Agent of the following:

(A) Authorization. Authorization of the general partner(s) of such Credit Party, as of the Closing Date, approving and adopting the Credit Documents to be executed by such Credit Party, the transactions contemplated herein and therein and the execution, delivery and performance hereof and thereof, certified by such general partner(s) or a secretary or assistant secretary of such general partner(s) to be true, correct and complete as of the Effective Date.

(B) Partnership Agreements. A copy of the partnership agreement of such Credit Party, together with all amendments thereto,

certified by a general partner of such Credit Party or a secretary or assistant secretary of the general partner(s) to be true, correct and complete as of the Effective Date.

(C) Certificates of Good Standing or Existence. Certificates of good standing, existence or their equivalent for such Credit Party issued as of a recent date by the appropriate Governmental Authorities of its jurisdiction of organization.

(D) Incumbency. An incumbency certificate of the general partner(s) of such Credit Party, certified by a secretary or assistant secretary of such general partner to be true and correct as of the Effective Date.

(ii) Corporate Documents. With respect to each Credit Party that is a corporation, receipt by the Administrative Agent of the following:

(A) Charter Documents. Copies of the articles or certificate of incorporation or other charter documents of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

(B) Bylaws. A copy of the bylaws of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

(C) Resolutions. Copies of resolutions of the board of directors of such Credit Party, approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing the execution, delivery and performance hereof and thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Effective Date.

(D) Good Standing. Certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation.

(E) Incumbency. An incumbency certificate of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

(iii) Limited Liability Company Documents. With respect to each Credit Party that is a limited liability company, receipt by the Administrative Agent of the following:

(A) Certificate of Formation. A copy of the certificate of formation of such Credit Party certified by the sole or managing member of such Credit Party to be true and correct as of the Effective Date.

(B) LLC Agreement. A copy of the LLC Agreement of such Credit Party certified by the sole or managing member of such Credit Party to be true and correct as of the Effective Date.

(C) Resolutions. Copies of resolutions of the members or managing members of such Credit Party, as the case may be, approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing the execution, delivery and performance hereof and thereof, certified by the sole or managing member of such Credit Party to be true and correct as of the Effective Date.

(D) Good Standing. Certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of formation.

(iv) Trust Documents. With respect to each Credit Party that is organized as a REIT, receipt by the Administrative Agent of the following:

(A) Articles of Incorporation. A copy of the Articles of Incorporation of such Credit Party certified by the trustee of such Credit Party to be true and correct as of the Effective Date.

(B) Bylaws. A copy of the Bylaws of such Credit Party certified by the trustee of such Credit Party to be true and complete as of the Effective Date.

(C) Resolutions. Copies of the resolutions of the trustee or Board of Trustees of such Credit Party, as the case may be, approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing the execution, delivery and performance hereof and thereof, certified by the trustee of such Credit Party to be true, correct and complete as of the Effective Date.

(D) Good Standing. Certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of formation.

(c) Opinion of Counsel. Receipt by the Administrative Agent of an opinion or opinions of counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders and dated as of the Effective Date.

(d) Financial Statements. Receipt and approval by the Lenders of: (i) the consolidated financial statements of the Consolidated Group for each of the two years ended December 31, 2002 and 2003, including balance sheets and income and cash flow statements, audited by nationally recognized independent public accountants and containing an unqualified opinion of such firm that such statements present fairly, in all material respects, the consolidated financial position and results of operations of such Person, and are prepared in conformity with GAAP and (ii) interim consolidated financial statements of the Consolidated Group for the six months ended June 30, 2004, including balance sheets and income and cash flow statements, accompanied by a certificate of the chief financial officer of the Borrower to the effect that such interim financial statements fairly represent in all material respects the financial condition of the Consolidated Group and have been prepared in accordance with GAAP.

(e) Material Adverse Effect. There shall not have occurred any event or condition since December 31, 2003 that has had or would reasonably be expected to have a Material Adverse Effect.

(f) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any member of the Consolidated Group that would have or would reasonably be expected to have a Material Adverse Effect.

(g) Officer’s Certificates. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower on behalf of the Credit Parties as of the Effective Date stating that (i) each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party is in compliance with all existing material financial obligations and all terms and conditions set forth herein, (ii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect a member of the Consolidated Group or, to the knowledge of any Credit Party, any Combined Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would reasonably be expected to have a Material Adverse Effect, (iii) the financial statements and information delivered pursuant to Section 5.1(d) were prepared in good faith and using reasonable assumptions and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein to occur on such date, (A) each of the Credit Parties is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties are in compliance on a pro forma basis with each of the financial covenants set forth in Section 7.2.

(h) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Fee Letter.

(i) Consents and Approvals. All governmental, shareholder, partner, member and third-party consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the Loans and the transactions contemplated under the Credit Documents shall have been duly obtained and shall be in full force and effect, and a copy of each such consent or approval shall have been delivered to the Administrative Agent upon request of the Administrative Agent.

(j) Due Diligence. Completion by the Lenders of all due diligence with respect to (i) the Combined Parties, including, but not limited to, a review of all existing Indebtedness of the Combined Parties and (ii) all Properties, in each case in scope and content reasonably satisfactory to the Lenders.

(k) Existing Indebtedness. Receipt by the Administrative Agent of satisfactory evidence of the repayment of all loans and obligations under the Existing Credit Agreement, as applicable, and the termination of the commitments and all liens granted thereunder.

(l) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Combined Parties.

5.2	Conditions to All Extensions of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders and the Swing Line Lender shall not be obligated to make Loans nor shall the Issuing Lender be required to issue or extend a Letter of Credit unless:

(a) Delivery of Notice. The Borrower shall have delivered (i) in the case of a Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of any Letter of Credit, the Issuing Lender shall have received a Letter of Credit Application, duly executed and completed, by the time specified in Section 2.2, (iii) in the case of a Swing Line Loan, a Notice of Swing Line Loan, executed and completed, by the time specified in Section 2.3 and (iv) in the case of a Competitive Bid Loan, a Competitive Bid Loan Request, duly executed and completed, by the time specified in Section 2.4.

(b) Representations and Warranties. The representations and warranties made by any Credit Party in any Credit Document are true and correct in all material respects at and as if made as of such date, except to the extent they expressly relate to an earlier date.

(c) No Default. No Default or Event of Default shall exist or be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(d) Availability. Immediately after giving effect to the making of the requested Loan (and the application of the proceeds thereof), or the issuance of the requested Letter of Credit, as the case may be, (i) the sum of the aggregate principal amount of Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount as of such date, (ii) the aggregate amount of LOC Obligations outstanding shall not exceed the Letter of Credit Sublimit and (iii) the aggregate amount of Swing Line Loans outstanding shall not exceed the Swing Line Sublimit.

The delivery of each Notice of Borrowing, Notice of Swing Line Loan, Competitive Bid Loan Request or request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender that:

6.1	Organization and Good Standing.

Each Credit Party (a) is either a partnership, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign organization and authorized to do business in every other jurisdiction unless the failure to be so qualified, in good standing or authorized would not have or would not reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own its properties and to carry on its business as now conducted and as currently proposed to be conducted.

6.2	Due Authorization.

Each Credit Party (a) has the power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has duly taken all necessary action to authorize, and is duly authorized, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

6.3	Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered by each Credit Party and constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.4	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor the performance of or compliance with the terms and provisions hereof and thereof by a Credit Party will (a) violate, contravene or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any Requirement of Law (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree, license or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or its properties may be bound, or (d) result in or require the creation of any Lien upon or with respect to its assets (other than Liens permitted under Section 8.2).

6.5	Consents.

Except for consents, approvals and authorizations which have been obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority, equity owner or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents, or the consummation of any transaction contemplated herein or therein.

6.6	Financial Condition.

The financial statements delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(d) and Sections 7.1(a) and (b): (a) have been prepared in accordance with GAAP, (b) present fairly the consolidated financial condition, results of operations and cash flows of the Consolidated Group as of such date and for such periods and (c) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group. Since December 31, 2003, there has been no sale, transfer or other disposition by any member of the Consolidated Group of any material part of the business or property of the Consolidated Group, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Group, taken as a whole, in each case, which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 5.1(d) and Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Administrative Agent and the Lenders.

6.7	No Material Change.

Since December 31, 2003, there has been no development or event relating to or affecting any member of the Consolidated Group or, to the knowledge of any Credit Party, any Combined Party which has had or would be reasonably expected to have a Material Adverse Effect.

6.8	Disclosure.

Neither this Credit Agreement, nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent, the Issuing Lender, the Swing Line Lender or the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which made.

6.9	No Default.

No member of the Consolidated Group nor, to the knowledge of any Credit Party, any Combined Party is in default in any material respect under any material contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents.

6.10	Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against, a Combined Party or with respect to its properties or revenues which (a) purport to affect or pertain to this Credit Agreement or the other Credit Documents or the transactions contemplated herein and therein or (b) would have or would reasonably be expected to have a Material Adverse Effect.

6.11	Taxes.

Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and has paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware of any proposed material tax assessments against it or any member of the Consolidated Group or, to the knowledge of any Credit Party, any Combined Party.

6.12	Compliance with Law.

Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party is in compliance in all material respects with all Requirements of Law (including, without limitation, but subject to Section 6.20, Environmental Laws) and all material orders, writs, injunctions and decrees applicable to it, or to its properties.

6.13	Licenses, etc.

Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party has obtained, and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way, intellectual property rights and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

6.14	Ownership of Properties; Liens.

Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party has good title in fee simple to all Properties. No Unencumbered Property is subject to any Liens other than Liens permitted by Section 8.2.

6.15	Insurance.

The assets of the Consolidated Group and, to the knowledge of the Credit Parties, the assets of the Combined Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the members of the Consolidated Group operate and, to the knowledge of the Credit Parties, where the Combined Parties operate.

6.16	Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.11. No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such Person has approved such acquisition.

6.17	Government Regulation.

(a) No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. No Indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Group. None of the transactions contemplated by the Credit Documents (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of (i) the Securities Act, (ii) the Exchange Act or (iii) Regulations T, U or X.

(b) No member of the Consolidated Group nor, to the knowledge of any Credit Party, any Combined Party is subject to regulation under the Public Utility Holding

Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no member of the Consolidated Group is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by an “investment company”, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(c) No director, executive officer or principal shareholder of a member of the Consolidated Group nor, to the knowledge of any Credit Party, any Combined Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director,” “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

6.18	No Burdensome Restrictions.

No member of the Consolidated Group nor, to the knowledge of any Credit Party, any Combined Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect.

6.19	Compliance with ERISA.

Except as would not result in or be reasonably expected to result in a liability to the Borrower, any other member of the Consolidated Group or an ERISA Affiliate in excess of $2,500,000:

(a) (i) No ERISA Event has occurred, and, to the knowledge of each member of the Consolidated Group and each ERISA Affiliate, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Credit Party, nothing has occurred which would prevent, or cause the loss of, such qualification; and (v) no Lien on the assets of the Borrower, any other member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date (for which an actuarial valuation is available) prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan allocated to such accrued liabilities.

(c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to each such party’s knowledge, is reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any such party were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date (for which the actuarial valuation is available) prior to the last annual date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to each such Person’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated. No member of the Consolidated Group nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069(a) or 4212(c) of ERISA.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility under ERISA has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group has agreed or is required to indemnify any person against any such liability. There are no pending or, to the knowledge of any Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect.

(e) No member of the Consolidated Group has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.20	Environmental Matters.

(a) Except as would not or would not reasonably be expected to result in a liability in excess of $2,500,000:

(i) Each of the Properties and all operations at the Properties are in material compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated thereon by a member of the Consolidated Group or, to the knowledge of any Credit Party, any Combined Party (the “Businesses”), and there are no conditions relating to the Businesses or Properties that would be reasonably expected to give rise to liability under any applicable Environmental Laws.

(ii) No member of the Consolidated Group has received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any member of the Consolidated Group have knowledge that any such notice is being threatened.

(iii) To the knowledge of the Consolidated Group, Hazardous Materials have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by, or on behalf or with the permission of, any Combined Party in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law.

(iv) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any member of the Consolidated Group, threatened, under any Environmental Law to which any Combined Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group or, to the knowledge of any Credit Party, any Combined Party, the Properties or the Businesses, in any amount reportable under the federal Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law, except releases in compliance with any Environmental Laws.

(v) To the knowledge of the Consolidated Group, there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of a Combined Party in connection with the Properties or otherwise in connection with the Businesses except in compliance with Environmental Laws.

(vi) None of the Properties contains, or to the best knowledge of the Consolidated Group, has previously contained, any Hazardous Materials at, on or under the Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(vii) No member of the Consolidated Group nor, to the knowledge of any Credit Party, any Combined Party has assumed any liability of any Person under any Environmental Law.

(b) Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party has adopted procedures that are designed to (i) ensure that each such Person, any of its operations and each of the Properties owned by such Person remains in compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each such Person, any of its operations and each of the Properties owned by each such Person may have under applicable Environmental Laws.

6.21	Organization Structure/Subsidiaries.

Set forth on Schedule 6.21 is a complete and accurate list of all Subsidiaries of the Credit Parties and an accurate organization chart of the Combined Parties. No Credit Party has any Subsidiaries or owns an interest, directly or indirectly, in any Person or joint venture, except as set forth on Schedule 6.21. Schedule 6.21 shall be updated from time to time by the Borrower by giving written notice thereof to the Administrative Agent.

6.22	Solvency.

Each Credit Party, is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest and fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

7.1	Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Group, a consolidated balance sheet and income statement of the Consolidated Group as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of the first three fiscal quarters of the Consolidated Group, (i) a consolidated balance sheet and income statement of the Consolidated Group, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and (ii) a quarterly operating statement for each Property.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period and demonstrating compliance with Sections 8.6 and 8.7, and (ii) stating that, to the best of such chief financial officer’s knowledge, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Projections. Upon the request of the Administrative Agent, projected financial statements (including projected consolidated balance sheets and income and cash flow projections) for the Consolidated Group on a GAAP basis for the next succeeding two fiscal year periods.

(e) Auditor’s Reports. Promptly upon receipt thereof, a copy of any “management letter” submitted by independent accountants to any member of the Consolidated Group in connection with any annual, interim or special audit of the books of such member of the Consolidated Group.

(f) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange

Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any member of the Consolidated Group shall send to its equityholders generally, (ii) copies of all income tax returns filed by a member of the Consolidated Group as may be requested by the Administrative Agent and (iii) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(g) Notices. Upon a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Administrative Agent immediately of: (i) the occurrence of an event or condition constituting a Default or Event of Default, stating that such notice is a “notice of default” and specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, (ii) the adoption by any member of the Consolidated Group of any material change in accounting or financial reporting policies, (iii) any change in or termination of a Debt Rating or any new Debt Rating, and (iv) the occurrence of any of the following with respect to any member of the Consolidated Group (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against any Combined Party which if adversely determined would have or would reasonably be expected to have (1) damages in the amount of $500,000 or more to the extent not covered by insurance or (2) a Material Adverse Effect or (B) the institution of any proceedings against any Combined Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for, violation or alleged violation of any federal, state or local law, rule or regulation, including, but not limited to, Environmental Laws.

(h) ERISA. Upon a member of the Consolidated Group or any ERISA Affiliate obtaining knowledge thereof, such member of the Consolidated Group or ERISA Affiliate will give written notice to the Administrative Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA of any withdrawal liability assessed against a member of the Consolidated Group or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; in each case, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by such member of the Consolidated Group or such ERISA Affiliate with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative

Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(i) Environmental.

(i) Subsequent to a notice from any Governmental Authority that would reasonably cause concern or during the existence of an Event of Default, and upon the written request of the Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, an updated report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Property and as to the compliance by the members of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party with Environmental Laws. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Credit Parties hereby grant, shall cause their Subsidiaries to grant and shall use their best efforts to cause any other Combined Parties to grant to the Administrative Agent and its representatives access to the Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the Obligations hereunder.

(ii) Each member of the Consolidated Group and, to the knowledge of the Credit Parties, each Combined Party will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such Property to the extent any failure to so comply would have or would reasonably be expected to have a Material Adverse Effect.

(j) Other Information. With reasonable promptness upon any such request, such other information regarding the Properties or regarding the business, assets or financial condition of the Combined Parties as the Administrative Agent or any Lender may reasonably request, including, without limitation, updating Schedule 6.22.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or Banc of America Securities LLC (“BAS”) will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BAS and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.2	Financial Covenants.

(a) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall at all times be greater than or equal to the sum of (i) $785,000,000 plus (ii) 85% of the Net Cash Proceeds from all Equity Issuances occurring on and after the Closing Date.

(b) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Consolidated Group, the Fixed Charge Coverage Ratio shall be greater than or equal to 1.75 to 1.0.

(c) Leverage Ratio. Except as set forth below, the Leverage Ratio shall at all times be less than or equal to .55 to 1.0.

Notwithstanding the above, if the Leverage Ratio shall exceed .55 to 1.0 but shall be less than or equal to .60 to 1.0, the Borrower may, one time during the term of this Credit Agreement, request in writing to the Administrative Agent that the maximum Leverage Ratio increase to .60 to 1.0 for a period not to exceed six months from such request (the “Temporary Leverage Ratio Period”); provided that (i) the Administrative Agent must consent to such increase in its sole discretion (such consent not to be unreasonably withheld), (ii) if the Borrower does request the increase in the maximum Leverage Ratio as set forth above, and the Administrative Agent does so consent, during the Temporary Leverage Ratio Period, the Leverage Ratio must at all times be less than or equal to .60 to 1.0 and (iii) at the end of the Temporary Leverage Ratio Period, the Leverage Ratio must at all times thereafter be less than or equal to .55 to 1.0.

(d) Unsecured Interest Coverage Ratio. As of the last day of each fiscal quarter of the Consolidated Group, the Unsecured Interest Coverage Ratio shall be greater than or equal to 2.0 to 1.0.

(e) Secured Debt Ratio. The Secured Debt Ratio shall at all times be less than or equal to .40 to 1.0.

(f) Unsecured Debt Ratio. The Unsecured Debt Ratio shall at all times be greater than or equal to 1.75 to 1.0.

7.3	Preservation of Existence.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises, intellectual property and authority except as permitted by Section 8.4. Without limiting the generality of the foregoing, the Borrower will do all things necessary to maintain its status as a REIT.

7.4	Maintenance of Assets.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, maintain and preserve its Properties and all other assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in the Properties and other assets, from time to time, all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, in accordance with normal industry practice.

7.5	Insurance.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with reputable national companies that are not Affiliates of the Borrower, in such amounts, covering such risks and liabilities and with such deductibles as are in accordance with normal industry practice. Upon the request of the Administrative Agent, the Credit Parties shall provide copies and evidence of such insurance.

7.6	Performance of Obligations.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it or its assets may be bound.

7.7	Compliance with Law.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, comply in all material respects with all Requirements of Law, and all applicable material restrictions imposed by all Governmental

Authorities, applicable to it or its property (including, without limitation, Environmental Laws and ERISA).

7.8	Payment of Taxes and Other Indebtedness.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its assets, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its assets, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that such Credit Party or any Combined Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect.

7.9	Books and Records.

Each of the Credit Parties will, and will cause each member of the Consolidated Group to, and will use its best efforts to cause any Consolidated Party to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.10	Audits/Inspections.

(a)(i) At all times prior to an Event of Default, upon reasonable (and in any case, no less than 48 hours’) notice and during normal business hours and (ii) at any time and without notice upon the occurrence and during the continuation of an Event of Default, (b) subject to the rights of tenants upon such Property, and (c) at the expense of the Credit Parties, each Credit Party will, and will cause its Subsidiaries to, and will use its best efforts to cause any other Combined Party to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party’s, Subsidiary’s or other Combined Party’s property, including, without limitation, the Properties, including its books and records, its accounts receivable and equipment, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to it or to the Lenders, and to discuss all such matters with the officers, employees and representatives of the Credit Parties, the members of the Consolidated Group and any other Combined Party.

7.11	Use of Proceeds.

The Borrower will use the proceeds of the Loans solely for (a) general working capital in the ordinary course, (b) to fund acquisitions, development and construction of, and improvements to,

Properties, (c) refinancing existing and future Indebtedness, and (d) for other lawful corporate purposes. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.2.

7.12	Additional Credit Parties.

If any Combined Party becomes the owner of an Unencumbered Property and such Combined Party is not already a Credit Party, the Borrower shall notify the Administrative Agent and unless such Combined Party is prohibited from guaranteeing the Obligations without the consent of a Person who is not a Combined Party shall cause such Person to: (a) execute a Joinder Agreement in substantially the form of Exhibit 7.12 and (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, information regarding the Properties owned by such Person, including title and environmental reports, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above) in each case in form and substance acceptable to the Administrative Agent.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

8.1	Indebtedness.

No Credit Party will, nor will it permit any member of the Consolidated Group to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness owing from one Credit Party to another Credit Party;

(c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(d) Indebtedness that is secured by Properties but that is non-recourse to any member of the Consolidated Group (other than usual and customary exceptions to nonrecourse exculpations regarding fraud, intentional misrepresentations, misappropriation or willful misapplication of funds, environmental liabilities, breach of restriction on transfer of ownership and other usual and customary “non-recourse” carveouts required by institutional lenders in secured non-recourse financing);

(e) the Senior Notes and other senior unsecured notes of the Borrower issued under the Securities Act or pursuant to regulations promulgated thereunder; and

(f) other Indebtedness in an amount not to exceed, in the aggregate, 5% of Aggregate Adjusted Current Value.

8.2	Liens.

No Credit Party will, nor will it permit any member of the Consolidated Group to, nor will it, to the extent possible, permit any Combined Party to, contract, create, incur, assume or permit to exist any Lien with respect to an Unencumbered Property, except for the following permissible Liens:

(a) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(b) Liens in respect of such Unencumbered Property imposed by law arising in the ordinary course of business such as materialmens’, mechanics’, warehousemens’, carriers’, and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); and

(c) Other Liens in respect of such Unencumbered Property (which shall immediately result in such Property losing its status as an “Unencumbered Property” unless such Liens are in favor of the Lenders) if, (i) at the time of incurrence of such Lien no Default or Event of Default exists or is continuing and (ii) after giving effect to such Lien, no Default or Event of Default will exist, including without limitation, no violation of Section 7.2(f).

8.3	Nature of Business.

No Credit Party will, nor will it permit any member of the Consolidated Group to, nor will it, to the extent possible, permit any Combined Party to, alter the character of its business from that of the investment in, and leasing and operation of, retail commercial real estate.

8.4	Consolidation and Merger.

Except as set forth below, no Credit Party will, nor will it permit any member of the Consolidated Group to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Notwithstanding the foregoing, (a) any Credit Party may be merged or consolidated with or into another Credit Party, (b) a Person may be merged with or into a Credit Party or (c) any member of the Consolidated Group that is not a Credit Party may merge with or into another Person that is not a Credit Party; provided that with respect to clauses (a), (b) and (c) above: (i) if the transaction is between the Borrower and another Person, the Borrower shall be the continuing or surviving entity; (ii) if that transaction is between a Credit Party and a Person that is not a Credit Party, the Credit Party shall be the surviving entity; (iii) the Administrative Agent shall be given 30 days prior written notice of any such action; (iv) the Credit Parties shall execute and deliver such documents, instruments, certificates and opinions in connection therewith as the Administrative Agent may reasonably request; and (v) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall exist.

8.5	Sale or Lease of Assets.

No Property may be conveyed, sold, leased, transferred or otherwise disposed of except if, after giving effect thereto, (a) the Credit Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 7.2 (and upon the request of the Administrative Agent, the Borrower provides reasonable evidence thereof) and (b) no Default or Event of Default exists and is continuing. The Consolidated Group will not sell, or agree to sell, all or substantially all of their assets.

8.6	Investments.

The Consolidated Group will not have:

(a) Investments in raw land the sum of which exceeds, in the aggregate, 5% of Total Assets (as calculated as of the end of the most recent fiscal quarter).

(b) Investments in (i) Development Properties, (ii) undeveloped and partially developed Properties and (iii) any Combined Party that is committed to, commencing or continuing construction of any improvements on any undeveloped or partially developed Property if the sum of the Investments described in clauses (i), (ii) and (iii) above exceeds, in the aggregate, 10% of Total Assets (as calculated as of the end of the most recent fiscal quarter).

(c) Investments in non-real estate assets the sum of which exceeds, in the aggregate, 10% of Total Assets (as calculated as of the end of the most recent fiscal quarter).

(d) Investments of the type described in clauses (a), (b) and (c) above, if the sum of all such Investments exceeds, in the aggregate, 20% of Total Assets (as calculated as of the end of the most recent fiscal quarter).

8.7	Restricted Payments.

(a) No Credit Party will, nor will it permit any member of the Consolidated Group to, directly or indirectly, declare or pay any dividends or make any other distribution upon any of its Capital Stock in any fiscal quarter that exceed, in the aggregate, 95% of the average quarterly Funds From Operations for the immediately preceding four fiscal quarters; provided that (i) any Subsidiary of a Credit Party may pay dividends or make distributions to its parent and (ii) the Borrower may make REIT Distributions.

(b) Other than as may be necessary in connection with the conversion, exchange, redemption or purchase of operating partnership units or operating limited liability company units, as the case may be, no Credit Party will, nor will it permit any member of the Consolidated Group to, at any time purchase, redeem or otherwise acquire or retire or make any provisions for the redemption, acquisition or retirement of any of its Capital Stock of any type or class or any warrants or options to purchase any such Capital Stock in excess of $100,000,000 in the aggregate during the term of this Credit Agreement.

8.8	Transactions with Affiliates.

No Credit Party will, nor will it permit any member of the Consolidated Group to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary, Combined Party or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary, Combined Party or Affiliate.

8.9	Fiscal Year; Organizational Documents.

No Credit Party will, nor will it permit any member of the Consolidated Group to, (a) change its fiscal year or (b) change its organizational or formation documents in any manner that would have an adverse effect on the rights of the Lenders under the Credit Documents; provided that (i) the Borrower may take such action, with prior written notice to the Administrative Agent, as is necessary to maintain its status as a REIT and (ii) the Credit Parties will provide prompt written notice of any change made in compliance with the terms of this Section 8.9.

8.10	No Limitations.

No Credit Party will, nor will it permit any member of the Consolidated Group to, nor will it, to the extent possible, permit any Combined Party to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a)(i) pay dividends or make any other distribution of any of such Person’s Capital Stock, (ii) pay any Indebtedness owed to the Borrower or any other Credit Party, (iii) make loans or advances to any Credit Party or (iv) transfer any of its property to any Credit Party, or (b) repay or prepay the Loans and other Obligations or to perform its obligations hereunder and under the other Credit Documents.

8.11	Other Negative Pledges.

No Credit Party will, nor will it permit any member of the Consolidated Group to, nor will it, to the extent possible, permit any Combined Party to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its Properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except (i) as provided under the Credit Documents, (ii) as set forth under the Senior Notes (or other Indebtedness incurred pursuant to Section 8.1(e)), (iii) customary provisions in leases entered into in the ordinary course of business consistent with past practices and (iv) usual and customary restrictions set forth in documentation transferring or disposing of assets as permitted under Section 8.5 provided that any such restrictions are limited to the assets being transferred or disposed.

SECTION 9

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Credit Parties shall default in the payment (i) when due of any principal amount of any Loans or any reimbursement obligation arising from drawings under Letters of Credit or (ii) within five days of when due of any interest, fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.7, 7.10, 7.11 or 8.1 through 8.11 inclusive; provided that if the Credit Parties fail to comply with Section 7.2(c) solely as a result of a change in the Applicable Cap Rate by the Lenders, a Default or an Event of Default shall not exist unless the Credit Parties also fail to comply with Section 7.2(c) as of the last day of any subsequent fiscal quarter of the Consolidated Group;

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent, or (ii) any Credit Document (or any provision of any Credit Document, including Section 4 of this Credit Agreement) shall fail to be in full force and effect or any Credit Party shall so assert or any Credit Document shall fail to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to any member of the Consolidated Group (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of any member of the Consolidated Group in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any member of the Consolidated Group or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any member of the Consolidated Group and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) any member of the Consolidated Group shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; (iv) any member of the Consolidated Group shall admit in writing its inability to pay its debts generally as they become due; or (v) any writ or warrant of attachment or execution or similar process shall be issued or levied against all or any material part of the property of any member of the Consolidated Group and is not released, vacated or fully bonded within 30 days after its issue or levy.

(f) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of any member of the Consolidated Group that exceeds, whether individually or in the aggregate, (1) if such Indebtedness is recourse to a member of the Consolidated Group, $25,000,000 or (2) if such Indebtedness is not recourse to a member of the Consolidated Group, $50,000,000: (i) such member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against any one or more members of the Consolidated Group (i) involving a liability of $2,500,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) or (ii) that would have or would reasonably be expected to have a Material Adverse Effect, and such judgments, orders or decrees (A) are the subject of any enforcement proceeding commenced by any creditor or (B) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (x) the last day on which such judgment, order or decree becomes final and unappealable or (y) 45 days.

(h) ERISA Events. The occurrence of any of the following events or conditions if such event or occurrence would, or would reasonably be likely to, result in liability to the Borrower, any other member of the Consolidated Group or any ERISA Affiliate in excess of $2,500,000: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to, result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) a member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility under ERISA shall occur which may subject a member of the Consolidated Group to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a member of the Consolidated Group has agreed or is required to indemnify any Person against any such liability; or (v) a member of the Consolidated Group or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000.

(i) Ownership. There shall occur a Change of Control.

(j) REIT Status. The Borrower does not maintain its REIT status or is determined by the IRS to no longer qualify as a REIT.

9.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent may, or, upon the request and direction of the Required Lenders, shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, all LOC Obligations and any and all other Obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c) Cash Collateral. Direct the Credit Parties to Cash Collateralize (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), they will immediately Cash Collateralize) the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees, all reimbursement obligations under Letters of Credit and any other LOC Obligations and all other Obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.

Notwithstanding the delegation by the Lenders of certain enforcement powers to the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3	Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, upon the occurrence of the acceleration of the Obligations, pursuant to Section 9.2 or otherwise, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable Attorney Costs) of the Administrative Agent, the Issuing Lender and the Swing Line Lender in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Lender or the Swing Line Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable Attorney Costs) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit and to Cash Collateralize the remaining outstanding LOC Obligations;

SIXTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) amounts owing under clauses “FIRST” and “SECOND” above shall be allocated ratably among those owed in proportion to the amounts described therein; (c) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Obligations owed to such Lender bears to the aggregate then outstanding Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH,” “FIFTH,” and “SIXTH” above and (d) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall Cash Collateralize such outstanding Letters of Credit and shall be applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 9.3.

SECTION 10

AGENCY PROVISIONS

10.1	Appointment.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary or trustee relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Lender and the Swing Line Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it or Swing Line Loans made by it, as applicable, and the documents associated therewith, until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lender or the Swing Line Lender with respect thereto; provided, however, that (i) the Issuing Lender shall have all of the benefits and immunities provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and as additionally provided herein with respect to the Issuing Lender and (ii) the Swing Line Lender shall have all of the benefits and immunities provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with a Swing Line Loan made by it or proposed to be made by it and all documents in connection therewith as fully as if the term “Administrative Agent” as used in this Section 10 included the Swing Line Lender with respect to such acts or omissions and as additionally provided herein with respect to the Swing Line Lender.

(c) None of the Lenders identified herein as co-syndication agent or documentation agent shall have any duties or obligations whatsoever under this Credit Agreement or the other Credit Documents.

10.2	Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.3	Exculpatory Provisions.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4	Reliance on Communications.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, internet or intranet website posting, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the Administrative Agent in accordance with Section 11.3(b). The

Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants, and their respective successors and assigns. Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall (and in all other instances, the Administrative Agent may, but shall not be required to) contact the Lenders to solicit the consent of the Required Lenders or to conduct a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, unless set forth in writing to the contrary, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

10.5	Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be reasonably directed by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related

Person or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, including any updated schedules provided to the Administrative Agent by the Borrower, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7	Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s gross negligence or willful misconduct; it being understood that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Credit Parties. The undertaking in this Section 10.7 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.8	Administrative Agent in Its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9	Successor Agent.

The Administrative Agent may, and, either (a) at the request of the Required Lenders, with good cause, or (b) if the Administrative Agent no longer has any Commitment regarding Revolving Loans, shall, resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation shall also include its resignation as Issuing Lender and Swing Line Lender (other than with respect to outstanding Letters of Credit and outstanding Swing Line Loans until such Letters of Credit expire or are substituted as set forth below and until such Swing Line Loans are repaid). If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent (such appointment, absent the existence of an Event of Default, to be subject to the consent of the Borrower, which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the terms “Administrative Agent”, “Issuing Lender” and “Swing Line Lender” shall mean such successor administrative agent, issuing lender and swing line lender and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the power and duties of the retiring Issuing Lender and Swing Line Lender shall be terminated (other than as set forth above), without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent (and corresponding resignations as Issuing Lender and Swing Line Lender), the provisions of this Section 10 and Sections 11.5 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, Issuing Lender and Swing Line Lender under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation (and corresponding resignation of the Issuing Lender and

Swing Line Lender) shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent (and Issuing Lender and Swing Line Lender, as applicable) hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Swingline Loan Lender and the Issuing Lender (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent, the Swingline Loan Lender, the Issuing Lender and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent, the Swingline Loan Lender and the Issuing Lender) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Loan Lender and the Issuing Lender to make such payments to the Administrative Agent or the Issuing Lender, as applicable, and, in the event that the Administrative Agent or Issuing Lender shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or Issuing Lender any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or Issuing Lender and its agents and counsel, and any other amounts due the Administrative Agent or Issuing Lender hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11

MISCELLANEOUS

11.1	Notices.

(a) General. Except as otherwise expressly provided herein, all notices and other communications shall be deemed to have been duly given and shall be effective upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand, when signed for by or on behalf of the relevant party hereto, (B) if delivered by telecopy, when electronic confirmation of a transmission via telecopy (or other facsimile device) is received from such device by the sender thereof, (C) if delivered by a reputable national overnight air courier service, the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis), (D) if delivered by certified or registered mail, the third Business Day following the day on which the same is sent, postage prepaid or (E) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered, in each case to the relevant party at the address, electronic mail address or telecopy number set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Reliance. The Administrative Agent and the Lenders shall be entitled, but not obligated, to rely and act upon any notices given by the Credit Parties even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2	Right of Set-Off, Automatic Debits.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 11.3(e) or 3.8 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

(b) In addition to clause (a) above, with respect to any principal or interest payment, fee, or any other cost or expense (including Attorney Costs), due and payable to the Administrative Agent or the Lenders under the Credit Documents, the Credit Parties hereby irrevocably authorize and direct the Administrative Agent to debit any deposit account of the Credit Parties with the Administrative Agent (as one of the Lenders) in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such payment, fee, or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the payment, fee, other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.2(b) shall be deemed a set-off.

11.3	Benefit of Agreement.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Credit Party may not assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 8.4) without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participant Purchasers to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Obligations (including for purposes of this subsection (b), participations in LOC Obligations and Swing Line Loans) at the time owing to it); provided that (i) except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (B) an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Obligations or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the case of contemporaneous assignments involving multiple Approved Funds affiliated with a common money manager, a single fee, rather than multiple fees, of $3,500 shall be required. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.12, 3.13, 3.14 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Loan Note and a Competitive Bid Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participation Purchaser”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in clauses (a) though (g) of Section 11.6 that directly affects such Participation Purchaser. Subject to subsection (e) of this Section, the Borrower agrees that each Participation Purchaser shall be entitled to the benefits of Sections 3.12, 3.13, 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participation Purchaser agrees to be subject to Section 3.8 as though it were a Lender.

(e) A Participation Purchaser shall not be entitled to receive any greater payment under Section 3.12 or Section 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participation Purchaser, unless the sale of the participation to such Participation Purchaser is made with the Borrower’s prior written consent. A Participation Purchaser that would be a “foreign corporation, partnership or trust” within the meaning of the Code if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participation Purchaser and such Participation Purchaser agrees, for the benefit of the Borrower, to comply with Section 3.13 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle managed or sponsored by the Granting Lender or an Affiliate thereof (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6, (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) each Granting Lender’s obligations under this Credit Agreement shall remain unchanged. Each party hereto agrees that no SPC will be entitled to any rights or benefits except as expressly set forth in this subsection (g). The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.3, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.16.

(j) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other similar state laws based on the Uniform Electronic Transactions Act.

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Credit Parties and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5	Payment of Expenses; Indemnification.

The Credit Parties agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent Related Persons in connection with (A) the negotiation, preparation, execution and delivery, syndication and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Administrative Agent) and (B) any amendment, waiver or consent relating hereto and thereto (whether or not the transactions contemplated thereby are consummated) including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement, and (ii) the Agent Related Persons and the Lenders in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable Attorneys’ Costs of the Administrative Agent and each of the Lenders and (B) any bankruptcy or insolvency proceeding of any member of the Consolidated Group, and (b) whether or not any or all of the transactions contemplated hereby are consummated, indemnify the Agent Related Persons and each Lender, its officers, directors, employees, representatives, counsel and agents (collectively, the “Indemnified Persons”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not such Agent Related Person or any Lender is a party thereto) related to (x) the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, reasonable Attorneys’ Costs incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified), (y) any Environmental Claim and (z) any claims for Taxes (all of the foregoing, collectively, “Indemnified Liabilities”). No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmissions systems in connection with this Credit Agreement.

11.6	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders; provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender affected thereby:

(a) extend the final maturity of any Loan or any portion thereof or postpone any other date fixed for any payment of principal;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or fees hereunder;

(c) reduce or waive the principal amount of any Loan;

(d) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) consent to the transfer by the Borrower of or release the Borrower from its obligations, or consent to the transfer by any Guarantor of or release all or substantially all of the Guarantors from its or their obligations, under the Credit Documents;

(f) amend, modify or waive any provision of this Section 11.6 or Section 3.4, 3.7, 3.8, 5.2, 9.1(a), 11.2, 11.3 or 11.5; or

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

No provision of Section 2.2 or Section 10.1(b) may be amended or modified without the consent of the Issuing Lender. No provision of Section 2.3 or Section 10.1(b) may be amended or modified without the consent of the Swing Line Lender. No provision of Section 10 may be amended or modified without the consent of the Administrative Agent.

It is understood and agreed that each Lender shall be given no less than five Business Days written notice to respond to any request for an amendment, waiver or consent under this Credit Agreement or any of the other Credit Documents.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.7	Counterparts/Telecopy.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Defaulting Lender.

Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.

11.10	Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit and the repayment of the Loans and other Obligations and the termination of the Commitments hereunder.

11.11	Governing Law.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED

AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

11.12	Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each Credit Party agrees not to assert any claim against the Administrative Agent, the Issuing Lender, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

11.13	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.14	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.15	Binding Effect.

(a) This Credit Agreement shall become effective at such time as all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Credit Parties and the Administrative Agent, and the Administrative Agent shall have received copies hereof (by telecopy or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent and each Lender and their respective successors and assigns. Upon this Credit Agreement becoming effective, the Existing Credit Agreement shall be deemed terminated and the Credit Parties and the lenders party to the Existing Credit Agreement shall no longer have any obligations thereunder (other than those obligations in the Existing Credit Agreement that expressly survive the termination of the Existing Credit Agreement).

(b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or Lender in connection therewith shall be deemed included as part of the Obligations.

11.16	Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any Governmental Authority; (c) to the extent required by Requirements of Law or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or any other Credit Document; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.16, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or credit derivative transaction relating to obligations of any Credit Party; (g) with the consent of the applicable Person; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.16 or (ii) becomes available to the Administrative Agent or any Lender or any of their respective affiliates on a nonconfidential basis from a source other than the applicable Person; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section 11.16, “Information” means all information received from a Credit Party or any Affiliate of a Credit Party relating to such Person or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from such Person after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.17	Further Assurances.

The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.18	Release of Guarantors.

Notwithstanding anything herein to the contrary, if any Guarantor no longer owns any Unencumbered Properties then the Borrower may, as applicable, request that such Guarantor be released from its obligations hereunder. As long as no Default or Event of Default exists and is continuing the Lenders agree to the release of such Guarantor and authorize the Administrative Agent to execute and deliver, at the Borrower’s expense, such documentation as is necessary to give effect thereto.

11.19	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the ‘Act’), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation

By:	/s/ STUART A. TANZ
Name:	Stuart A. Tanz
Title:	President and CEO

By:	/s/ JOSEPH B. TYSON
Name:	Joseph B. Tyson
Title:	Executive Vice President and CFO

GUARANTOR:

PAN PACIFIC DEVELOPMENT (TENNESSEE), L.P.,
a Delaware limited partnership

By:	Pan Pacific Development (Tennessee) Acquisition, Inc., a Delaware corporation, its general partner

By:	/s/ STUART A. TANZ
Name:	Stuart A. Tanz
Title:	President and CEO

By:	/s/ JOSEPH B. TYSON
Name:	Joseph B. Tyson
Title:	Executive Vice President and CFO

GUARANTOR:

PAN PACIFIC (CABLE PARK), LLC,
a Nevada limited liability company

By:	Pan Pacific Retail Properties, Inc., a Maryland corporation, its sole member

By:	/s/ STUART A. TANZ
Name:	Stuart A. Tanz
Title:	President and CEO

By:	/s/ JOSEPH B. TYSON
Name:	Joseph B. Tyson
Title:	Executive Vice President and CFO

GUARANTOR:

PAN PACIFIC (CTA), INC.,
a Maryland corporation

By:	/s/ STUART A. TANZ
Name:	Stuart A. Tanz
Title:	President and CEO

By:	/s/ JOSEPH B. TYSON
Name:	Joseph B. Tyson
Title:	Executive Vice President and CFO

GUARANTOR:

CT OPERATING PARTNERSHIP, L.P.,
a California limited partnership

By:	Pan Pacific (CTA), Inc., a Maryland corporation, its general partner

By:	/s/ STUART A. TANZ
Name:	Stuart A. Tanz
Title:	President and CEO

By:	/s/ JOSEPH B. TYSON
Name:	Joseph B. Tyson
Title:	Executive Vice President and CFO

LENDERS:

BANK OF AMERICA, N.A., acting in its capacity as Administrative Agent, Issuing Lender and Swing Line Lender

By:	/s/ ERIC NESSET
Name:	Eric Nesset
Title:	Vice President

BANK OF AMERICA, N.A., acting in its capacity as a Lender

By:	/s/ ERIC NESSET
Name:	Eric Nesset
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting in its capacity as a Lender

By:	/S/ JEFF REED
Name:	Jeff Reed
Title:	Senior Vice President

US BANK NATIONAL ASSOCIATION, acting in its capacity as a Lender

By:	/S/ CHRIS F. ELMENDORF
Name:	Chris F. Elmendorf
Title:	Assistant Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
acting in its capacity as a Lender

By:	/S/ DAVID BLACKMAN
Name:	David Blackman
Title:	Director

PNC BANK, NATIONAL ASSOCIATION,
acting in its capacity as a Lender

By:	/S/ PAUL JAMIOLKOWSKI
Name:	Paul Jamiolkowski
Title:	Senior Vice President

AMSOUTH BANK,
acting in its capacity as a Lender

By:	/S/ LAWRENCE CLARK
Name:	Lawrence Clark
Title:	Vice President

COMERICA BANK,
acting in its capacity as a Lender

By:	/S/ LESLIE VOGEL
Name:	Leslie Vogel
Title:	Vice President

EUROHYPO AG, NEW YORK BRANCH,
acting in its capacity as a Lender

By:	/s/ BEN J. MARCIANO
Name:	Ben J. Marciano
Title:	Managing Director

By:	/s/ STEPHEN COX
Name:	Stephen Cox
Title:	Vice President

BANK OF THE WEST,
acting in its capacity as a Lender

By:	/S/ LYNN FOSTER
Name:	Lynn Foster
Title:	Senior Vice President

By:	/S/ CHUCK WEERASOORIYA
Name:	Chuck Weerasooriya, CFA
Title:	Vice President